Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
dated as of August 11, 2014,
among
TIPTREE OPERATING COMPANY, LLC
CAROLINE HOLDINGS LLC
CAROLINE MERGER SUB, INC.
and
FORTEGRA FINANCIAL CORPORATION

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Annex I	Index of Defined Terms

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Exhibit A	Amended and Restated Certificate of Incorporation

Exhibit B	Stockholder Consent

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 11, 2014, is among Tiptree Operating Company, LLC, a Delaware limited liability company (“Parent”), Caroline Holdings LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Holdings”), Caroline Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdings (“Merger Sub”), and Fortegra Financial Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement are used as defined in Section 8.03.
RECITALS
WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transaction”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock directly owned by Parent, Holdings, Merger Sub or the Company (other than Appraisal Shares) will be converted into the right to receive the Merger Consideration, subject to any withholding of taxes required by applicable Law;
WHEREAS, the Board of Directors of the Company (the “Board”), on the terms and subject to the conditions set forth herein, has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Transaction, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, the Boards of Directors or equivalent governing bodies of Parent, Holdings and Merger Sub, on the terms and subject to the conditions set forth herein, have unanimously approved and declared advisable this Agreement and the Transaction, including the Merger; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the conditions set forth herein, the parties intending to be legally bound hereto agree as follows:

ARTICLE I.

THE MERGER
Section 1.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the

Company and the separate corporate existence of Merger Sub shall cease and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
Section 1.02    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Atlanta time, on a date to be specified by the Company and Parent, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions), at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia 30309-4528, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions), then the Closing shall occur on the earlier to occur of (A) a date during the Marketing Period specified by Parent on not less than five (5) Business Days’ notice to the Company, (B) the third (3rd) Business Day after the final day of the Marketing Period or (C) such other date, time or place as may be agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03    Effective Time. On the Closing Date, the parties hereto shall (a) file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and (b) make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such subsequent date and time as the Company and Merger Sub shall agree and specify in the Certificate of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
Section 1.04    Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.05    Certificate of Incorporation and Bylaws.
(a)    The Amended and Restated Certificate of Incorporation of the Surviving Corporation, as amended, shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable Law.
(b)    At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
Section 1.06    Officers and Directors. As of the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable Law, as the case may be. As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable Law, as the case may be.
ARTICLE II.

EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS;

COMPANY STOCK OPTIONS; EXCHANGE OF CERTIFICATES
Section 2.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of Common Stock or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):
(a)    (i) each share of Common Stock held by the Company as treasury stock or that is issued or outstanding and owned directly or indirectly by Parent, Holdings or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be automatically cancelled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor;
(ii)    any shares of Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (A) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger or (B) be cancelled;

(b)    each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and
(c)    each share of Common Stock (including each share of Restricted Stock) that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Appraisal Shares, shall automatically be converted into the right to receive an amount in cash equal to $10.00, without interest and subject to any withholding of taxes required by applicable Law (the “Merger Consideration”) and all such shares of Common Stock shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate (a “Common Stock Certificate”) or book-entry shares (“Book-Entry Shares”) that, immediately prior to the Effective Time, represented any shares of Common Stock shall thereafter cease to have any rights with respect to such shares of Common Stock, except, in all cases, the right to receive (other than with respect to the Cancelled Shares and the Appraisal Shares) the Merger Consideration, without interest, to be paid in consideration therefore upon surrender of such Certificate in accordance with Section 2.05.
Section 2.02    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.03    Restricted Stock; Company Stock Options.
(a)    Restricted Stock. At or prior to the Effective Time, the Company shall take, and cause the Board or any committee administering the Stock Option Plans to adopt resolutions approving the taking of, all actions to provide that each share of Common Stock outstanding immediately prior to the Effective Time that is subject to vesting or other lapse restrictions pursuant to the Stock Option Plans or any applicable restricted stock award agreement (collectively, “Restricted Stock”) (i) shall automatically vest and become free of such restrictions (regardless of whether the documents governing such Restricted Stock so provide) immediately prior to the Effective Time, (ii) shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and (iii) shall be automatically converted into the right to receive the Merger Consideration in accordance with Section 2.01(c); provided, however, that the Merger Consideration shall be paid net of any applicable tax withholdings as set forth in Section 2.03(b)(ii) below, which the Surviving Corporation or the Parent, as the case may be, shall promptly pay when due to the appropriate Governmental Entity for the account of each holder of the Restricted Stock.
(b)    Stock Options.
(i)    At or prior to the Effective Time, with respect to each option outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, that represents the right to acquire shares of Common Stock under the Stock Option Plans or otherwise (such options, the “Cash Out Options”), the Company shall take, and cause the Board or any committee administering the Stock Option Plans to adopt resolutions approving the taking of, commercially reasonable efforts to provide that each such Cash Out Option shall as of the Effective Time (A) automatically become fully vested and exercisable (regardless of whether the documents governing such Cash Out Options so provide), (B) cease to be outstanding and be automatically cancelled and cease to exist, and (C) be automatically converted into the right to receive the Option Cash Amount. For purposes of this Section 2.03(b), “Option Cash Amount” shall mean the product of (1) the excess, if any, of the Merger Consideration over the exercise price per share of the applicable Cash Out Option, and (2) the number of shares subject to the applicable Cash Out Option; provided, however, that the Option Cash Amount shall be paid net of any applicable tax withholdings as set forth in clause (ii) below, which the Surviving Corporation or the Parent, as the case may be, shall promptly pay when due to the appropriate Governmental Entity for the account of each holder of the Cash Out Option. For the avoidance of doubt, to the extent the exercise price per share of the applicable Cash Out Option exceeds the Merger Consideration, such Cash Out Options shall be cancelled and cease to exist without the payment of any consideration.
(ii)    At the Effective Time, Parent shall pay the aggregate Option Cash Amount payable by the Surviving Corporation with respect to all Cash Out Options, to the account or accounts designated by the Company by wire transfer of immediately available United States funds. Promptly after the Effective Time (but in no event later than the second business day thereafter), the Surviving Corporation shall pay the holders of Cash Out Options, as the case may be, the cash payments specified in this Section 2.03(b). No interest shall be paid or accrue on such cash payments. To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Cash Out Options or any holder of Restricted Stock with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent shall be treated for all purposes of this Agreement as having been paid to the holder of Cash Out Options or Restricted Stock in respect of which such deduction and withholding was made by the Surviving Corporation.
Section 2.04    Certain Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Merger Consideration and the Option Cash Amount shall be appropriately adjusted to provide the holders of shares of Common Stock and Cash Out Options, respectively, the same economic effect as contemplated by this Agreement prior to such event.
Section 2.05    Exchange of Certificates and Book-Entry Shares; Paying Agent.
(a)    Paying Agent. Prior to the Closing Date, Parent shall designate, and enter into an agreement (which shall be in customary form reasonably acceptable to the Company) with, a bank or trust company reasonably acceptable to the Company to act as paying agent for the Merger Consideration payable to holders of Common Stock as a result of the Merger upon surrender of Certificates or Book-Entry Shares, as applicable (the “Paying Agent”). Immediately prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Common Stock that have been converted into the right to receive Merger Consideration pursuant to Section 2.01(c), cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 2.01(c) upon surrender of Certificates or Book-Entry Shares, as applicable. Such Merger Consideration, once deposited with the Paying Agent, shall, pending its disbursement to such holders, be held in trust for the benefit of such holders and shall not be used for any other purposes.

(b)    Payment Procedures. As soon as practicable after the Effective Time (but no later than the second business day thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Stock as of immediately prior to the Effective Time (i) a letter of transmittal (which shall be in such a customary form reasonably acceptable to the Company), and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for payment of the applicable Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, the holder of such Certificate or Book-Entry Shares, as applicable, shall be entitled to receive the applicable Merger Consideration, without interest, in exchange for each share of Common Stock formerly represented by such Certificate or Book-Entry Shares, as applicable, and the Certificate or Book-Entry Shares, as applicable, so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate or Book-Entry Shares, as applicable, (other than a Certificate or Book-Entry Shares, as applicable, representing shares of Common Stock cancelled in accordance with Section 2.01(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, are convertible into pursuant to Section 2.01(c).
(c)    No Further Ownership Rights in Common Stock; Transfer Books. All consideration paid upon the surrender of a Certificate or Book-Entry Shares, as applicable, in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, and, at the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares, as applicable, that evidenced ownership of either shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares, as applicable, are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, except as otherwise provided by applicable Law.

(d)    Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.05(a) that remains undistributed to holders of Certificates or Book-Entry Shares, as applicable, on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any holder of a Certificate or Book-Entry Shares, as applicable, who has not theretofore complied with this

ARTICLE II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as a general creditor thereof with respect to the payment of any Merger Consideration to which such holder is entitled pursuant to this ARTICLE II upon surrender of a Certificate or Book-Entry Shares, as applicable. Any portion of the funds made available to the Paying Agent pursuant to Section 2.05(a) that remains unclaimed by holders of Certificates or Book-Entry Shares, as applicable, on the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.
(e)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting of a bond in customary form in favor of the Surviving Corporation, in such reasonable amount as Surviving Corporation may direct, as an unsecured indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Common Stock formerly represented by such Certificate, as contemplated by this ARTICLE II.
(g)    Withholding Rights. The Surviving Corporation and Parent shall be entitled, and shall be entitled to direct the Paying Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, and shall be paid, by the Surviving Corporation, Parent or Paying Agent, as applicable, to the appropriate Governmental Entity.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
Section 3.01    Representations and Warranties of the Company. Except as disclosed in the disclosure schedule delivered on the date hereof to Parent and Merger Sub which is attached to this Agreement (the “Company Disclosure Schedule”) (which exceptions and responses will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this ARTICLE III to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection, whether or not any such section references the Disclosure Schedule) or as set forth in publicly available documents and reports filed or furnished with the SEC prior to the date of this Agreement, in each case other than any disclosures contained or referenced therein under the caption “Forward-Looking Statements,” or any forward-looking statements or risk factor disclosures referenced therein under the caption “Risk Factors” (the “Filed Company SEC Documents”), the Company represents and warrants to Parent and Merger Sub as follows:
(a)    Organization, Standing and Corporate Power. Each of the Company and each Company Subsidiary is duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or similar power and authority required to own, lease and operate its properties and to carry on its business as presently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    Capital Structure.
(i)    The authorized capital stock of the Company consists of 150 million shares of Common Stock and 10 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the date hereof:
(A)    20,061,849 shares of Common Stock, including 330,266 shares of Restricted Stock, are issued and outstanding, and no shares of Preferred Stock are outstanding;
(B)    1,225,815 shares of Common Stock are held by the Company in its treasury; and
(C)    1,769,147 shares of Common Stock were authorized and reserved for issuance upon exercise of outstanding options representing the right to acquire shares of Common Stock (the “Stock Options”) awarded pursuant to, or subject to the terms of, the 2005 Equity Incentive Plan and the 2010 Omnibus Incentive Plan (collectively, the “Stock Option Plans”), 1,372,341 of which are vested.
(ii)    All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to and were not issued in violation of any preemptive right.
(iii)    There are no bonds, debentures, notes or other indebtedness of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock, equity or other securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no agreements or understandings (including any voting trust or irrevocable proxy) to which the Company or any Company Subsidiary is a party with respect to the issuance of or the voting interest in or consent of any shares of capital stock of the Company or which restrict the transfer of any such shares (other than agreements restricting the transfer of unvested shares of restricted Common Stock issued and outstanding under the Stock Option Plans).
(iv)    Other than pursuant to the Stock Option Plans and except for the Common Stock, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, or (C) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from the Company or any of its Subsidiaries, and no obligation, agreement or commitment of the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, and there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company or any of its Subsidiaries.

(v)    Section 3.01(b)(v) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Stock Options, including the names of the Person to whom such Stock Options have been granted, the number of shares subject to each Stock Option, the per share exercise price for each Stock Option and the portion of each Stock Option that is currently exercisable.

(vi)    Section 3.01(b)(vi) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested Restricted Stock outstanding under the Stock Option Plans, including the name of the Persons to whom such Restricted Stock awards have been granted and the number of shares granted. Neither the Company nor any Company Subsidiary has issued any “phantom” stock or stock appreciation rights.
(vii)    Section 3.01(b)(vii) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and, for each such Subsidiary, its jurisdiction of incorporation or organization. Section 3.01(b)(vii) of the Company Disclosure Schedule sets forth a true and complete list of each Insurance Subsidiary of the Company in existence as of the date of this Agreement and, for each such Insurance Subsidiary, its jurisdiction of incorporation or organization and each jurisdiction where it is required to be licensed by the state department of insurance, state department of health or other applicable state agency. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company as in effect on the date of this Agreement.
(viii)    Except as set forth on Section 3.01(b)(viii) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.
(c)    Authority; Noncontravention.
(i)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to consummate the Merger and each of the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and each of the other transactions contemplated by this Agreement have been duly and validly authorized and approved by the Board and, other than obtaining the Stockholder Approval, no other corporate proceedings on the part of the

Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and each of the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exceptions”). The Board, at a meeting duly called and held, has (A) adopted resolutions unanimously approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) resolved, subject to Section 4.02(f), to unanimously recommend that the stockholders of the Company adopt this Agreement and approve the Merger, and (C) directed that this Agreement be submitted to the holders of Common Stock for their adoption (the “Company Recommendation”).
(ii)    The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Transaction, including the Merger, and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach by the Company of, or constitute a default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledges, liens, charges, claims, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) in or upon any of the properties or other assets of the Company or any Company Subsidiary under, (A) the certificate of incorporation or the bylaws of the Company or the comparable organizational documents of any Company Subsidiary, (B) except as set forth on Section 3.01(c)(ii) of the Company Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license (each, including all amendments thereto, a “Contract”) to which the Company or any Company Subsidiary is a party or any of their respective properties or other assets may be bound, or (C) subject to (1) obtaining the Stockholder Approval and (2) the governmental filings and the other matters referred to in Section 3.01(d) below, any (x) Law applicable to the Company or any Company Subsidiary or their respective properties or other assets or (y) order, writ, injunction, decree, statute, rule, regulation, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Material Adverse Effect.
(d)    Governmental And Other Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, tribunal, commission, authority or accrediting body or any non-governmental self-regulatory agency, commission, authority or accrediting body (whether or not private or quasi-private) including any taxing authority (each, a “Governmental Entity”) is required by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transaction, including the Merger, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (ii) the state insurance department and other filings and approvals that, in each case of this clause (ii), are listed on Section 3.01(d) of the Company Disclosure Schedule (the consents, approvals orders, authorizations, acknowledgements and filings required under or in connection with this clause (ii), the “Required Governmental Authorizations”), filings of the preacquisition statements required by applicable state insurance holding company system laws indicated on Section 3.02(b) of the Parent Disclosure Schedule and acquisition of control filing in all jurisdictions indicated on Section 3.02(b) of the Parent Disclosure Schedule, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) an information statement of the type contemplated by Rule 14c-2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), the Securities Act (as defined below) and state securities or state “blue sky” laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the DGCL with respect to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business, and (v) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”).
(e)    Company SEC and Statutory Reports.

(i)    The Company has filed with or furnished to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC since December 31, 2011 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder (including the Sarbanes-Oxley Act), applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)    Each of the audited consolidated financial statements and unaudited consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), complied as to form in all material respects with all applicable published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC), were prepared in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”) and applicable published rules and regulations of the SEC consistently applied during the periods involved (except (A) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (B) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown therein. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Company SEC Documents filed prior to the date hereof nor any obligations to enter into any such arrangements. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(iii)    Since January 1, 2012, each Insurance Subsidiary has filed all annual statements (including the audited statutory financial statements) and quarterly statements, each together with all exhibits, schedules and notes thereto, required to be filed by it with any Governmental Entity (the “Company Statutory Filings”). The Company has made available to Parent correct and complete copies of all Company Statutory Filings. The Company Statutory Filings and the respective statements of assets, liabilities, surplus and other funds, reserves and expenses and cash flows included or incorporated by reference therein (A) were prepared from the books and records of the applicable Insurance Subsidiary, (B) fairly present in all material respects the statutory financial condition and results of operations of the applicable Insurance Subsidiary as of the date and for the periods then ended (subject to normal and recurring year-end adjustments in the case of any interim statements) and (C) were prepared in all material respects in conformity with statutory accounting principles prescribed or permitted by the relevant Governmental Entity (“SAP”) applied on a consistent basis (except as may be indicated in the notes thereto).
(iv)    The loss reserves and other actuarial amounts of the Insurance Subsidiaries as of December 31, 2013 recorded in their respective Company Statutory Filings: (A) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (B) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as may be indicated in the notes thereto) and (C) include provisions for all actuarial reserves that are required to be established in accordance with applicable Laws; provided, however, that it is acknowledged and agreed by Parent and Merger Sub that the Company and its representatives are not making any representation or warranty in this Agreement and nothing contained in this Agreement, including the Company Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of the Company or any of its representatives in respect of the adequacy or sufficiency of the reserves of the Company or the Company’s Insurance Subsidiaries.
(v)    Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) and there is no existing condition, situation or set of circumstances that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities or obligations (A) reflected or reserved against on the consolidated balance sheet, including the notes thereto (the “Balance Sheet”) of the Company as of December 31, 2013 (the “Balance Sheet Date”) included in the Company SEC Documents, (B) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (C) as specifically contemplated by this Agreement or otherwise in connection with the transactions contemplated by this Agreement, or (D) as would not reasonably be expected to have a Material Adverse Effect.
(vi)    The Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) are designed to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. The Company’s internal control over financial reporting (as defined in Rules 13a-15(f) under the Exchange Act) is designed to provide reasonable assurance that the objectives of internal control over financial reporting as set forth in Rule 13a-15(f) are met. The Company has evaluated its disclosure controls and procedures and internal control over financial reporting at the times and as required by the Exchange Act, and the Company determined that its disclosure controls and procedures and internal control over financial reporting were effective to provide reasonable assurance that the respective objectives of disclosure controls and procedures and internal control over financial reporting were met as of the dates of such evaluations. Since December 31, 2012, subject to any applicable grace periods, (i) the Company and each of its officers and directors have been in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE and (ii) the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(vii)    To the Company’s Knowledge, there is no fraud or allegation of fraud that involves the Company’s senior management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and the Company Subsidiaries.
(f)    Absence of Changes. Since the Balance Sheet Date, except for this Agreement and the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business, and there has not been any Material Adverse Change or any event, change or occurrence that would reasonably be expected to result in a Material Adverse Change. Since the Balance Sheet Date through and including the date hereof, except as set forth on Section 3.01(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has taken any action that would have been prohibited by Section 4.01(a) through (u) hereof if such action were taken after the execution and delivery of this Agreement.
(g)    Litigation. Except as set forth in Section 3.01(g) of the Company Disclosure Schedule, and other than claims litigation and disputes in the ordinary course of the Company’s business, as of the date hereof there is no suit, claim, action, legal or administrative proceeding pending, or, to the Company’s Knowledge, threatened, against the Company or any

Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any material outstanding order, writ, judgment, decree, injunction, ruling, arbitration award or decree by or before any Governmental Entity.
(h)    Contracts. Except as set forth in Section 3.01(h) of the Company Disclosure Schedule or as filed or furnished with the Filed Company SEC Documents, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by, and none of their respective properties or other assets is subject to (whether written or oral):
(i)    any Contract containing covenants limiting in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business or with any other Person or covenant not to solicit or hire any Person;
(ii)    any material joint venture, strategic alliance, licensing arrangement, partnership, manufacturer, development or supply agreement or other Contract which involves a sharing of revenue, profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;
(iii)    any royalty, dividend or similar arrangement to be paid, or received, by the Company that is based on the revenue or profits of the Company or any Company Subsidiary or any material Contract or agreement involving fixed price or fixed volume arrangements;
(iv)    any Contract for the purchase or sale of leads, products, materials, supplies, goods, services, advertisements, equipment or other assets or with a Distributor providing for annual payments by the Company and its Subsidiaries or to the Company and its Subsidiaries,
respectively, of $500,000 or more, other than Contracts that can be terminated by the Company or any of its Subsidiaries on less than 90 calendar days’ notice without payment by the Company or any Subsidiary of any penalty;
(v)    any loan or guaranty agreement, note, indenture or other instrument, Contract, or agreement under which the Company or any Company Subsidiary has incurred any Indebtedness, other than obligations for the deferred purchase price of property, goods or services not in excess of $100,000 individually or $500,000 in the aggregate;
(vi)    any employment, severance agreement, change in control or similar arrangement with any employee of the Company or any Company Subsidiary;

(vii)    any Company Benefit Plan (as defined below), any of the benefits of which will be increased, or the vesting or payment of benefits of which will be accelerated, by the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(viii)    any Contract relating to any acquisition of securities or assets of another Person or another business by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other contingent payment or guarantee obligations in excess of $100,000;
(ix)    any Material Reinsurance Agreement;
(x)    any Company Lease with annual rent in excess of $100,000;
(xi)    any Contract (other than pursuant to organizational and insurance-related documents) providing for indemnification by the Company of any officer, director or employee of the Company;
(xii)    any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, or prohibits the issuance of guarantees by any of the Company’s Subsidiaries;
(xiii)    any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;
(xiv)    any mortgage, security agreement, capital lease or other agreement that effectively creates a Lien on any material assets of the Company or any of its Subsidiaries;
(xv)    any Contract with any Governmental Entity;
(xvi)    any collective bargaining agreement or contract with any labor organization, union or association;
(xvii)    any agreement under which the Company or any Company Subsidiary receives or provides material administrative services, claims administration or similar services or any investment management services other than in the ordinary course of business;
(xviii)    with respect to the Company and the Company Subsidiaries, any Contract currently in effect that is a “material contract” as defined in Item 601(b) of Regulation S-K of the SEC; or
(xix)    any Contract that would prohibit or materially delay the consummation of the Merger or otherwise impair the ability of the Company to perform its obligations hereunder.

Each contract, agreement or arrangement described in Section 3.01(h)(i)-(xix) shall be referred to herein as a “Material Contract”. The Company has made available to Parent correct and complete copies of all Material Contracts, including all amendments, supplements, exhibits and schedules thereto. Except as set forth on Section 3.01(h) of the Company Disclosure Schedule, each Material Contract is in full force and effect and, assuming its enforceability against the counterparties, is enforceable against the Company and/or any Company Subsidiary party to such Material Contract in accordance with its terms, except where the failure to be enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect. None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.01(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received or given notice of any intent to terminate, to seek to renegotiate, or to materially modify its provision or use of any product or service that is the subject of, any Material Contract.

(i)    Compliance with Laws; Permits.
(i)    Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Section 3.01(j), Section 3.01(l) and Section 3.01(m), respectively, the Company and each Company Subsidiary are, and since January 1, 2013 have been, in compliance with all Laws applicable to it, its properties or other assets or its business or operations, and neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is in violation of any Law to which the Company or any Company Subsidiary or any of their respective properties or other assets or its business or operations, except for allegations which have been resolved and for failures to be in compliance and written notices alleging any such violation that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(ii)    The Company and its Subsidiaries hold all material Permits necessary for the operation of the businesses of the Company and its Subsidiaries (the “Material Company Permits”). The Company and each of its Subsidiaries is and since January 1, 2013, has been in compliance with the terms of the Material Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2013, no event has occurred that (A) gives to any third party any right of termination, cancellation, revocation or adverse modification (with or without notice or lapse of time or both) of any Material Company Permit or (B) to the knowledge of the Company, would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Material Company Permit, other than, in the case of clauses (A) and (B), any such termination, revocation, cancellation, non-renewal or adverse modification that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(j)    Environmental Matters. The Company and each Company Subsidiary is, in compliance in all material respects with all applicable Environmental Laws, and holds and is in compliance in all material respects with all Permits required under Environmental Laws in connection with the Company’s or such Company Subsidiary’s business. To the Company’s Knowledge, there is no material environmental condition, claim, suit, action, investigation or other proceeding existing or pending, or threatened, against or affecting the Company or any Company Subsidiary alleging noncompliance with Environmental Laws. Neither the Company nor any Company Subsidiary has received any written notice that it is or was in violation of, or has or had any liability, responsibility or obligation under, any Environmental Law, other than notices the allegations of which have been resolved. To the Company’s Knowledge, no Hazardous Material has been released at, on, to, or under any real property leased or operated by the Company or any Company Subsidiary during the term of such lease or operation in an amount, manner or concentration that requires any reporting, notification, investigation, abatement, remediation, or other response action under Environmental Laws. For purposes of this Agreement, “Environmental Laws” means any foreign, federal, state or local Law (including common law) relating to human health and safety or the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials. “Environment” means soil, sediment, land, surface or subsurface strata, surface water, ground water, ambient air (including indoor air) and any biota living in or on such media.
(k)    Labor Relations.
(i)    There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound and there are no negotiations or discussions currently pending or occurring between the Company or any Company Subsidiary and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. None of the employees of the Company or any Company

Subsidiary is represented by any union with respect to his or her employment by the Company or such Company Subsidiary. To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries, and there are no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

(ii)    Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries are in material compliance with all applicable laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.
(iii)    Except as set forth in Section 3.01(k) of the Company Disclosure Schedule, there are no unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge threatened in writing by or on behalf of any employee or group of employees of the Company or any Company Subsidiary and there are no complaints, charges, or claims against the Company or any Company Subsidiary pending, or to the Company’s Knowledge, threatened in writing to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company or any Company Subsidiary.
(l)    ERISA Compliance. Except as set forth in Section 3.01(l) of the Company Disclosure Schedule:
(i)    The Company has made available to Parent complete and accurate copies of (A) each employment, change in control, retention, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits or a future right to benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), including each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”) and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (B) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is available, (C) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, and (D) as applicable, the most recent IRS determination letter. Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws.

Each material Company Benefit Plan is set forth in Section 3.01(l) of the Company Disclosure Schedule.
(ii)    Each Company Pension Plan intended to be tax-qualified within the meaning of Section 401(a) of the Code has received a favorable determination, or may rely on an opinion letter, from the Internal Revenue Service (the “IRS”) regarding its qualified status, and, to the Company’s Knowledge, no event or omission has occurred that is reasonably likely to cause any Company Pension Plan to lose such qualification.
(iii)    Neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA

(including, any multiemployer plan (as that term is defined in Section 3(37) of ERISA), Section 412 of the Code or Section 302 of ERISA), or (B) has any unsatisfied liability under Title IV of ERISA.
(iv)    Neither the Company nor any of its Subsidiaries has received notice of, and to the Company’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan.
(v)    All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent balance sheet filed or incorporated by reference into the Company SEC Documents.
(vi)    Except as specifically provided under this Agreement or as set forth on Section 3.01(l)(vi) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the Stockholder Approval, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) limit the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any Company Subsidiary; or (iv) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans.

(vii)    Other than individual agreements with employees that are listed on Section 3.01(l)(vii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated (irrespective of any conditions or lapse of time) pursuant to any agreement or Company Benefit Plan to make any severance payment to any officer, director, employee or consultant.
(m)    Taxes.
(i)    Each of the Company and all Company Subsidiaries has filed in a timely manner (within any applicable extension period) all material tax returns required to be filed by it pursuant to applicable Law. All such tax returns are true, complete and accurate in all material respects. The Company and all Company Subsidiaries have timely paid all material taxes due and owing, except for taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.
(ii)    Neither the Company nor any Company Subsidiary has received notice in writing of any proposed material deficiencies in or material dispute or claim concerning any tax return filed by the Company or any Company Subsidiary, which allegations have not been resolved, from any Governmental Entity, and there is no outstanding audit, assessment, dispute or claim concerning any material tax liability of the Company nor any Company Subsidiary, either within the knowledge of the Company or any of its Subsidiaries or raised by any Governmental Entity in writing. There is no currently effective agreement extending the period of assessment or collection of any taxes of the Company or any Company Subsidiary nor has any request been made for any such extension.
(iii)    Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.
(iv)    No written claim has ever been made by a Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns against the Company or any of its Subsidiaries that it is or may be subject to tax by that jurisdiction.

(v)    Neither the Company nor any of its Subsidiaries is a party to or bound by (A) any agreement currently in effect the principal purpose of which is tax sharing or tax indemnity whether or not written, other than among the Company and its Subsidiaries, or (B) any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(vi)    There are currently no material Liens for taxes asserted with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due and payable.
(vii)    The Company and each of its Subsidiaries has withheld and remitted to the appropriate Governmental Entity all material taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all material Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(viii)    Neither the Company nor any of its Subsidiaries (A) is or has been a member of a group of corporations within the meaning of Section 1504(a) of the Code (other than a consolidated group of which the Company is the parent) that files or has filed or has been required to file consolidated, combined, or unitary tax returns or filed taxes on a combined, unitary or similar basis with any entity (other than the Company or its Subsidiaries) for foreign, state or local tax purposes or (B) has any material liability for the taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract or otherwise.
(ix)    Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date.
(x)    Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
(xi)    As used in this Agreement (A) “tax” or “taxes” means any Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges of any kind, including any interest, penalties and additions with respect thereto, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns (including amended returns), declarations of estimated tax payments, claims for refunds, reports, estimates, information returns and statements, including any attached schedules or any other related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(n)    Title to Properties. Section 3.01(n) of the Company Disclosure Schedule contains a complete and correct list of all Leased Real Property. Each Company Lease grants the lessee thereunder the right to use and occupy the premises covered thereby. The Company does not own any real property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Liens). The Company has made available to the Parent true, correct and complete copies of the Company Leases, together with all amendments, modifications or supplements, if any, thereto. Each of the Company Leases is in full force and effect. Neither the Company nor any Subsidiary is in default in any material respect under any Company Lease, and, to the Company’s Knowledge, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary under any of the Company Leases. The Company or one of its Subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.
(o)    Intellectual Property. Section 3.01(o) of the Company Disclosure Schedule contains a complete and accurate list of all (i) patents and patent applications owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Patents”), registered and material unregistered trademarks and service marks owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Marks”) and registered copyrights and applications for copyright registration owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company or any Company Subsidiary is granted rights by others in Company Intellectual Property (other than commercial off the shelf software) (“Licenses In”), and (iii) licenses, sublicenses or other agreements under which the Company or any Company Subsidiary has granted rights to others in Company Intellectual Property (“Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (ii) or (iii), Section 3.01(o) of the Company Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive. Except as set forth on Section 3.01(o) of the Company Disclosure Schedule:
(i)    The Company and each of its Subsidiaries owns the Company Intellectual Property purported to be owned, or has the right to use pursuant to a valid and enforceable license all Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries as of the date hereof, taken as a whole, in the case of the foregoing clauses above.
(ii)    All Company Patents, Company Marks and Company Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Company’s Knowledge, are valid and enforceable.
(iii)    None of the Company Intellectual Property owned by the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 30 calendar days after the Closing Date.
(iv)    To the Company’s Knowledge, neither the operation of the business of the Company or any Company Subsidiary, or any activity of the Company or any Company Subsidiary, nor the manufacture, use, importation, offer for sale and/or sale of any product or service infringes on or violates the right of others in or to any Intellectual Property Rights (“Third Party IP Rights”), other than the rights of any person or entity under any patent, or constitutes a misappropriation of any Third Party IP Rights or the subject matter of any Third Party IP Right, and to the Company’s Knowledge, neither the operation of the business of the Company or any Company Subsidiary, nor any activity of the Company or any Company Subsidiary, nor any manufacture, use, importation, offer for sale and/or sale of any product or service infringes on or violates the rights of any person or entity under any patent.
(v)    Except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened claims that the operation of the business of the Company or any Company Subsidiary or any activity by the Company or any Company Subsidiary is infringing, violating or misappropriating any Third Party IP Right or that any of the Company Intellectual Property is invalid or unenforceable.
(vi)    To the Company’s Knowledge, no Person or Persons are infringing the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property. No claims are pending or, to the Company’s Knowledge, are threatened, against the Company or any Company Subsidiary with regard to the ownership by the Company or any Company Subsidiary of any of the Company Intellectual Property.
(vii)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) the IT Systems of the Company and its Subsidiaries are adequate for the operation of their respective businesses as presently conducted, and (b) there has not been any material malfunction with respect to any of the material IT Systems of the Company or its Subsidiaries since January 1, 2012 that has not been remedied or replaced in all material respects.
(viii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the use of the Data by the Company or its Subsidiaries does not infringe or violate the rights of any Person or otherwise violate any law or regulation, (b) the Company and its Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers, and (c) to the Company’s Knowledge, since January 1, 2012 there have been no security breaches with respect to the privacy of such Data.
(ix)    As used in this Agreement, “Intellectual Property Rights” shall mean all intellectual property rights arising from or in respect of the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction: patents, copyrights, trademarks (registered or unregistered), trade names, domain names, service marks, brand names, trade dress, logos, slogans, and other indications of origin, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; computer programs, information and materials not generally known to the public that is protected as trade secrets (“Trade Secrets”) and rights to limit the use or disclosure thereof by any person; registrations or applications for registration of copyrights, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing, including all rights in and privileges with respect to customer databases; and licenses and claims of infringement and misappropriation against third parties. “Company Intellectual Property” shall mean all Intellectual Property Rights owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their respective businesses, including, without limitation, Company Patents, Company Marks and Company Copyrights. “IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content; and “Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use by the Company and its Subsidiaries, or that is otherwise necessary for the conduct of their respective businesses.
(p)    Insurance Matters.
(i)    Except as set forth on Section 3.01(p) of the Company Disclosure Schedule, all material insurance policy forms issued by the Insurance Subsidiaries, and all amendments, applications, brochures, illustrations and certificates pertaining thereto have, where required by applicable Law to have been approved or filed prior to the date hereof, been filed or approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection. Except as indicated in

Section 3.01(p) of the Company Disclosure Schedule, all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. Any rates of any of the Insurance Subsidiaries which are required to be filed with or approved by any Governmental Entity prior to the date hereof have been so filed or approved, and the rates used by the Insurance Subsidiaries conform in all material respects thereto.
(ii)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all payments under insurance contracts made by or on behalf of the Company or any of its Subsidiaries and, to the Company’s Knowledge, by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar agreement, have been paid in accordance with the terms of the insurance contracts under which they arose, except for such exceptions for which the Company or the applicable Subsidiary believes there is a reasonable basis to contest payment.
(iii)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all advertising, promotional and sales materials and other marketing practices used by the Company or any of its Subsidiaries and any agent of the Company or any Subsidiary have complied and are currently in compliance with applicable Law.
(iv)    All insurance contracts written or issued by the Company or any of its Subsidiaries have been written or issued in compliance in all material respects with the written standards and procedures of the Company or any of its Subsidiaries and, with respect to any such insurance contract reinsured or co-insured in whole or in part, conform in all material respects to the standards and procedures required pursuant to the terms of the related reinsurance, coinsurance or other similar contract to which the Company or any of its Subsidiaries is a party.
(v)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Insurance Subsidiaries is subject to any restrictions imposed by any Governmental Body other than those generally applicable to similar Insurance Subsidiaries.
(vi)    Since January 1, 2012, the Company and each of its Insurance Subsidiaries has timely filed all Company Statutory Filings and each other material registration, petition, statement, application, schedule, form, declaration, notice, report, submission or other filing (including with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company), together with any amendments required to be made with respect thereto, (the “Regulatory Filings”) that it was required to file with any Governmental Entity, including state insurance departments, except where the failure to make such filings or payments has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Regulatory Filings complied in all material respects with applicable Law when filed or as amended or supplemented, and no deficiencies or violations have been asserted by any Governmental Entity with respect to such Regulatory Filings that have not, to the Company’s Knowledge, been resolved to the satisfaction of the applicable Governmental Entity. The Company has made available to Parent correct and complete copies of the most recent report on financial examination and market conduct reports of each of the Insurance Subsidiaries and all other reports or findings from any audits, examinations or investigations (including the reports or findings from any financial, market conduct and similar examinations or drafts of such reports or findings if the final report or findings are not yet available) performed with respect to any of the Insurance Subsidiaries by or on behalf of any Governmental Entity and all other material reports on financial examination, market conduct reports and other reports delivered by any Governmental Entity since January 1, 2012. As of the date hereof, no audits or examinations are currently being performed or, to the Company’s Knowledge, are scheduled to be performed with respect to any of the Insurance Subsidiaries by any Governmental Entity.
(vii)    Since the Balance Sheet Date, except as set forth on Section 3.01(p) of the Company Disclosure Schedule, none of the following has occurred:

(A)    There have been no material adverse price changes in any of the Company or its Subsidiaries policies nor in any reinsurance agreement to which they are a party;
(B)    There have been no material adverse changes in the commission paid to any channel partners or general agents by the Company or any of its Subsidiaries;

(C)    There have been no material adverse changes to the loss ratios for the Company or any of its Subsidiaries;
(D)    There have been no material adverse changes to the loss reserves for the Company or any of its Subsidiaries; and
(E)    There have been no reverses to the balance sheet reserves for the Company or any of its Subsidiaries which are material.
(viii)    To the Company’s Knowledge, since January 1, 2013, (A) each agent, producer, distributor or other Person (a “Distributor”) who marketed, sold, negotiated, serviced, administered or managed, advised or otherwise transacted with policyholders, customers or clients as to any material amount of business under the insurance policies issued by or the products or services sold by the Insurance Subsidiaries, at the time such Distributor marketed, sold, negotiated, serviced, administered or managed, advised or otherwise transacted any business for the Insurance Subsidiaries, to the extent required by Law, was duly and appropriately appointed by the relevant Insurance Subsidiary to act as a Distributor and was duly licensed in all material respects, where required, and for the type of business written, sold, solicited, produced or serviced by such Distributor; (B) there have been no material violations by Distributors of any Law applicable to the marketing or sale of the insurance policies issued by or the products or services sold by the Insurance Subsidiaries; (C) with respect to the insurance policies issued by or the products or services sold by the Insurance Subsidiaries, all compensation paid to each such Distributor was in all material respects paid in accordance with applicable Law; and (D) all training and instruction manuals pertaining to the insurance policies issued by or the products or services sold by the Insurance Subsidiaries provided to each such Distributor by the Company or the relevant Company Subsidiaries in connection with the marketing of the insurance policies issued by or the products or services sold by the Insurance Subsidiaries, were in compliance in all material respects with all applicable Laws.
(q)    Customers and Suppliers.
(i)    Section 3.01(q) of the Company Disclosure Schedule sets forth a list of the reinsurance partners to the Company and the Company Subsidiaries, the general agents who produce more than $1,000,000 in net written premium per year and the ten (10) largest customers selling the products of the Company and the Company Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2012 and December 31, 2013, showing the approximate total production by each general agent and amount of sales by each of such customers, during such period.
(ii)    Since the Balance Sheet Date, no reinsurance partner, general agent or customer listed on Section 3.01(q) of the Company Disclosure Schedule has terminated its relationship with the Company or any of the Company Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Company Subsidiaries in a manner materially adverse to the Company, and to the Knowledge of the Company no reinsurance partners, general agent or customer listed on Section 3.01(q) of the Company Disclosure Schedule intends to terminate or so materially reduce or change the pricing or other terms of its business with the Company or any of the Company Subsidiaries.
(r)    Reinsurance or Retrocessions. Section 3.01(r) of the Company Disclosure Schedule contains a true and complete list of all reinsurance and retrocession treaties and agreements (“Reinsurance Agreements”) in force to which the Company or any of the Company Subsidiaries is either the ceding or assuming party involving future payments reasonably expected to be in excess of $1,000,000 in any fiscal year (“Material Reinsurance Agreements”), including (A) any terminated or expired Reinsurance Agreement under which there remains any outstanding liability, (B) the effective date of each such Material Reinsurance Agreement and (C) the termination date of any such Material Reinsurance Agreement that has a definite termination date. Neither the Company nor any of the Company Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in default or breach in any material respect as to any provision of any Material Reinsurance Agreement or has failed to meet the underwriting standards for any business reinsured thereunder. Except as set forth in Section 3.01(r) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, no such reinsurer is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (ii) to the Knowledge of the Company, the financial condition of any such reinsurers is not impaired to the extent that a default thereunder is reasonably anticipated by the Company, (iii) no written notice of intended cancellation has been received by the Company or any of the Company Subsidiaries from any of such reinsurers and (iv) the Company and each of the Company Subsidiaries is entitled under applicable Law to take full credit in its Company Statutory Filings for all material amounts reflected in the Company Statutory Filings as being recoverable by it pursuant to any Reinsurance Agreement, and all such amounts have been properly recorded in its books and records of account and are properly reflected in its Company Statutory Filings. All Material Reinsurance Agreements to which the Company or any of the Company Subsidiaries is a party are valid, binding and in full force and effect in accordance with their terms and conform in all material respects to all applicable Laws. There are no separate written or oral agreements between the applicable Company Subsidiary and the reinsurer under any Material Reinsurance Agreement that would reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Material Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Material Reinsurance.
(s)    Takeover Statutes. The approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(c) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
(t)    Financial Advisors. No broker, investment banker or financial advisor (other than Willis Securities, Inc. (“Willis Capital Markets”), which the Board has retained as its financial advisor in connection with the Merger, the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the negotiations leading to this Agreement or consummation of the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u)    Opinion of Financial Advisor. The Board has received an opinion of Willis Capital Markets, dated the date hereof, and subject to the various assumptions and qualifications set forth in such opinion, to the effect that, as of such date, the Merger Consideration to be received by holders of Common Stock is fair, from a financial point of view, to such holders.
(v)    Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary necessary under the Company’s certificate of incorporation, bylaws and applicable Law to adopt this Agreement.
(w)    Interested Party Transactions. Except as described in the Filed Company SEC Documents or in Section 3.01(w) of the Company Disclosure Schedule, there are no current (i) transactions between the Company or any of its Subsidiaries and any director, officer, employee or Affiliate of the Company or its Subsidiaries other than transactions between the Company and its wholly owned Subsidiaries and compensation paid to directors, officers or employees in the ordinary course of business consistent with past practices; and (ii) agreements, arrangements or understandings by the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involve continuing liabilities or obligations of the Company or its Subsidiaries.
(x)    OFAC. None of the Company, any Subsidiary of the Company or any Affiliate of the Company (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No funds of the Company are used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(y)    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Section 3.01, neither the Company nor any other Person on behalf of Company, including any director, officer or employee of Company, makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby. Neither the Company nor any other Person, including any director, officer or employee of the Company, will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement.
Section 3.02    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
(a)    Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite limited liability company power and authority to carry on its business as now being conducted. Each of Parent, Holdings and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified would not constitute a Parent Material Adverse Effect.
(b)    Authority; Noncontravention.
(i)    Each of Parent, Holdings and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors or similar governing body of each of Parent, Holdings and Merger Sub and no other corporate or limited liability company proceedings on the part of Parent, Holdings or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, as applicable, enforceable against Parent, Holdings and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(ii)    The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, Holdings or Merger Sub under (A) the articles or certificate of incorporation or bylaws of Parent or Merger Sub or the certificate of formation or limited liability company agreement of Holdings, (B) any Contract to which Parent, Holdings or Merger Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation of the Merger (including the payments required to be made pursuant to ARTICLE II) or the other transactions contemplated hereby, or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Law applicable to Parent, Holdings or Merger Sub or their respective properties or other assets, or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent, Holdings or Merger Sub or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Parent Material Adverse Effect.
(iii)    No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Holdings or Merger Sub in connection with the execution and delivery of this Agreement by Parent, Holdings and Merger Sub or the consummation by Parent, Holdings and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a pre-merger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (C) the Required Governmental Authorizations and filings of the preacquisition statements required by applicable state insurance holding company system laws indicated on Section 3.02(b) of the Parent Disclosure Schedule and acquisition of control filing in all jurisdictions indicated on Section 3.02(b) of the Parent Disclosure Schedule.
(c)    Ownership and Interim Operations of Merger Sub. Parent owns, beneficially and of record, all of the outstanding membership interests of Holdings. Holdings owns, beneficially and of record, all of the outstanding capital stock of Merger Sub. Each of Holdings and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
(d)    Financial Ability. Parent has delivered to the Company a true, correct and complete copy of the executed Debt Commitment Letter as in effect on the date hereof. As of the date hereof, (i) the Debt Commitment Letter has not been amended, supplemented or modified in any manner; (ii) the commitment contained in the Debt Commitment Letter has not been withdrawn, modified or rescinded in any respect, (iii) there are no agreements, side letters or arrangements, other than the Debt Commitment Letter, to which Parent, Holdings or Merger Sub is a party relating to the Debt Financing that could affect the availability of the Debt Financing, and (iv) the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent, Holdings, Merger Sub and, to the Knowledge of Parent, each other party thereto, including of the Debt Financing Sources to provide the Financing contemplated thereby, subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by the Bankruptcy and Equity Exceptions or other laws of general application relating to or affecting rights of creditors. The net proceeds of the commitment evidenced by the Debt Commitment Letter (after netting out applicable fees, expenses, original issue discount and similar premiums and charges payable by Parent, Holdings or Merger Sub) together with the aggregate cash on hand of the Parent or available to the Parent pursuant to existing credit facilities (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient for the satisfaction of Parent’s, Holdings’ and Merger Sub’s obligations to (i) pay the aggregate Merger Consideration, (ii) pay any fees and expenses of or payable by Parent, Holdings or Merger Sub and/or the Surviving Corporation and its Subsidiaries, and (iii) pay all other amounts required to be paid by Parent, Holdings or Merger Sub on the Closing Date to consummate the Transaction. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in ARTICLE VI, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under the Debt Commitment Letter. As of the date hereof, Parent does not have any reason to believe that, assuming the satisfaction of the conditions set forth in ARTICLE VI, any Financing Conditions will not be satisfied as of the Closing Date or that the financing under the Debt Commitment Letter will not be made available to Parent on the Closing Date. Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that has or would have the effect of limiting or prohibiting the right or ability of such Person to provide any other Person with financing or other potential sources of capital (whether equity, debt, rollover or a hybrid thereof) in connection with the Merger or any other transaction contemplated by this Agreement or any alternatives thereto. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by or to Parent, Merger Sub or any of its of their Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
(e)    Ownership. As of the date of this Agreement, none of Parent, Holdings, Merger Sub or their respective Affiliates, directly or indirectly, beneficially own or control any shares of capital stock of the Company, and none of Parent, Holdings, Merger Sub or their respective Affiliates have any rights to acquire any shares of capital stock other than pursuant to this Agreement.
(f)    Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit, investigation or action against Parent, Holdings, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Holdings, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Entity, which would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
(g)    Certain Arrangements. Except as set forth on Section 3.02(g) of the Parent Disclosure Schedule, there are no Contracts between Parent, Holdings or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. During the past three (3) years immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates has beneficially owned more than 5% of the outstanding Common Stock.
(h)    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for RBC Capital Markets, LLC, whose fees and expenses will be paid by Parent.
(i)    Disclaimer of Other Representations and Warranties. Parent, Holdings and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (i) neither the Company nor any of its Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent, Holdings and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its Subsidiaries or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent, Holdings or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Holdings, Merger Sub or any of their Agents are not and shall not be deemed to be or to include representations or warranties, including any representations or warranties relating to the reasonableness of the assumptions underlying such estimates, projections and related information.

ARTICLE IV.

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION
Section 4.01    Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement may be terminated), except as required by applicable Law, consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to maintain intact its business organizations, operations and goodwill, preserve its relationships with customers, agents, brokers, suppliers, employees and similar Persons with which it has material business relationships and (ii) carry on its business in the ordinary course consistent with past practice. In addition to and without limiting the generality of the foregoing, during such period, except as required by applicable Law or as otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned):
(a)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination of the foregoing) in respect of, any of its capital stock, except that Subsidiaries may make distributions to the Company, (B) split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, employee or former employee of the Company or any of its Subsidiaries or in connection with the exercise of Stock Options or the vesting of Restricted Stock;
(b)    except as set forth on Section 4.01(b) of the Company Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than upon the exercise of Stock Options outstanding on the date hereof in accordance with their terms on the date hereof;

(c)    amend the certificate of incorporation or the bylaws of the Company or other comparable charter or organizational documents of the Company or any of its Subsidiaries;
(d)    except as set forth on Section 4.01(d) of the Company Disclosure Schedule, make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or (except in the ordinary course of business or as otherwise permitted pursuant to this Agreement) assets of any other Person;
(e)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(f)    except in the ordinary course of business or pursuant to credit facilities or other arrangements (including intercompany arrangements) in existence as of the date hereof, incur any amount of Indebtedness for borrowed money, guarantee any material amount of Indebtedness of a third party or issue or sell debt securities in each case for $250,000 or more in the aggregate;
(g)    sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except (A) for sales, licenses or dispositions of properties or other assets or interests therein in the ordinary course of business consistent with past practice, (B) Liens securing existing Indebtedness, (C) dispositions of obsolete or worthless assets that are no longer useful in the conduct of the business of the Company, or (D) for transfers among the Company and its Subsidiaries;
(h)    pay, discharge, settle or satisfy any suit, action or claim (in each case, except for claims in the ordinary course of business), other than (A) settlements of current, pending or future suits, actions or claims that are set forth on Section 3.01(g) of the Company Disclosure Schedule subject to the limits and conditions set forth on Section 3.01(g) of the Company Disclosure Schedule, (B) settlements of any suit, action or claim, or threatened suit, action or claim, that (1) require payments by the Company or any Company Subsidiary (net of insurance proceeds, reinsurance and retrospective commission arrangements) in an amount not to exceed $75,000 individually or $200,000 in the aggregate and (2) do not require any other actions or impose any other material restrictions on the business or operations of the Company and the Company Subsidiaries, or (C) settlements of any workers’ compensation claims or employee claims filed with the Equal Employment Opportunity Commission, in each case, so long as such settlement is in the ordinary course of business consistent with past practice and not for an amount in excess of $25,000;

(i)    amend or modify in any material respect or terminate any Material Contract other than in the ordinary course of business or enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date of this Agreement;
(j)    except as set forth on Section 4.01(j) of the Company Disclosure Schedule or as required to comply with applicable Law or to comply with any Contract entered into prior to the date hereof (A) adopt, enter into, terminate or materially amend (1) any Company Benefit Plan or (2) any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former employees or members of the Board that is not terminable at will, (B) increase the compensation, bonus or fringe or other benefits offered by the Company or its Subsidiaries other than increases in the ordinary course of business consistent with past practice, (C) except as otherwise contemplated by this Agreement, amend or modify any Stock Option, (D) except as required by Sections 2.03(a) and 2.03(b) of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or (E) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses, whether directly, pursuant to Company credit cards or otherwise) to any current or former member of the Board or officer of the Company or any Company Subsidiary; (xii) enter into any agreement or engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (A) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (B) has a direct or indirect financial interest, or (C) directly or indirectly controls, is controlled by or is under common control with;
(k)    adopt or implement any stockholder rights plan or similar arrangement; or
(l)    make any change in accounting policies other than as required by GAAP;

(m)    make or change any material Tax election, settle or compromise any material liability of the Company or any Subsidiary for Taxes, change any method of Tax accounting, file any material amendment to a previously filed Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, or surrender any right to claim a material Tax refund; or
(n)    enter any new line of business;
(o)    abandon, modify, waiver, terminate or otherwise adversely change any insurance licenses of the Insurance Subsidiaries, except (i) as may be required by applicable Law, or (ii) such modifications or waivers of insurance licenses as would not individually or in the aggregate restrict the business or operations of the Company or such Insurance Subsidiary in any material respect;
(p)    except as contemplated by Section 4.01(p) of the Company Disclosure Schedule for 2014 (and comparable amounts for 2015), enter into any new commitment for capital expenditures of the Company and its Subsidiaries;
(q)    enter into any collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;
(r)    enter into any Contract that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area;
(s)    take any action that would reasonably be expected to result in a reduction of any financial ratings of the Company or any of its Subsidiaries, including any insurer financial strength ratings of any Insurance Subsidiary;
(t)    make any material change in its material underwriting, claims management, pricing, reserving or reinsurance practices; or
(u)    authorize or agree or commit to take any of the foregoing actions.
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 4.02    No Solicitation.
(a)    On the date hereof the Company will instruct and cause the Company’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, brokers, consultants and other representatives or advisors (collectively, “Agents”), its Subsidiaries and their respective Agents to immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

(b)    The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ Agents to (i) directly or indirectly solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal (which for the purposes of this subclause and subclause (ii) shall not include providing information to a member of the Board in his capacity as a director), (ii) provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its Subsidiaries, to any Person that the Company has reason to believe is considering making, or has made, any Takeover Proposal, (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal or otherwise in connection with any Takeover Proposal, (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.02(c)) (an “Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal, (v) amend or waive any standstill or similar provision of any agreement with respect to any equity of the Company or its Subsidiaries or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action.
(c)    Notwithstanding anything to the contrary in this Section 4.02, at any time following the date of this Agreement and prior to 12:01 a.m. (New York time) on the thirtieth (30th) day following the date hereof (the “Go Shop End Date”), the Company may directly or indirectly through advisors, Agents or other intermediaries (i) solicit, encourage and facilitate a Takeover Proposal from any Person, (ii) provide non-public information or data to any Person with which it has entered into a confidentiality agreement with provisions relating to confidentiality that are no less favorable to the Company than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement shall contain provisions that expressly permit the Company to comply with the terms of this Agreement, including Section 4.02 hereunder) (an “Acceptable Confidentiality Agreement”) and afford access to the properties, books, records, or personnel of the Company and its Subsidiaries, and (iii) engage in discussions or negotiations concerning a Takeover Proposal with any such Person; provided that the Company shall simultaneously provide to Parent and Merger Sub any material non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub. In addition, notwithstanding anything to the contrary in this Section 4.02, if the Board receives a bona fide written Takeover Proposal from any Person following the Go Shop End Date, which Takeover Proposal did not result from any breach of this Section 4.02 by the Company or its Agents, then the Company may, pursuant to an Acceptable Confidentiality Agreement, furnish non-public information to the Person making such Takeover Proposal and afford access to the properties, books, records, and personnel of the Company or any of its Subsidiaries to, and enter into discussions or negotiations with, such Person in connection with a Takeover Proposal provided that the Company shall simultaneously provide to

Parent and Merger Sub any material non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub; and provided, however, that prior to taking any of the foregoing actions, (i) the Board has determined in good faith that such Takeover Proposal is, or could reasonably be likely to lead to the delivery of, a Superior Proposal, and (ii) the Board has determined in good faith (after consultation with its legal advisors) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.
(d)    The Company will notify Parent orally and in writing promptly after receipt (and in any event within twenty‑four (24) hours) by the Company or its Subsidiaries (or any of their respective Agents) of any Takeover Proposal (or modification or amendment thereof), or the granting of any access to non-public information of the Company and its Subsidiaries or access to their books and records, business property or assets and shall specify the identity of the Party making the Takeover Proposal or receiving such access and the material terms thereof. The Company will keep Parent reasonably informed, on a current basis, of the status of any such Takeover Proposal or access (including the material terms and conditions thereof and any modifications thereto). The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Board at which the Board is reasonably expected to consider any Takeover Proposal. The Company agrees that it will not enter into any confidentiality agreement after the date of this Agreement that would prevent the Company from complying with this Section 4.02(d).
(e)    For purposes of this Agreement:

(i)    “Takeover Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of assets of the Company or its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (B) acquisition of 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (D) liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is 20% or more; in each case, other than the Transaction;
(ii)    “Superior Proposal” means a written, bona fide proposal or offer, or series of related proposals or offers, made by any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) to consummate an Acquisition Transaction, which, in the good faith determination of the Board, taking into consideration the various legal, financial, and regulatory aspects of such Acquisition Transaction and the Person or group making the proposal or proposals for such Acquisition Transaction (including any required financing, stockholder approval requirements of the Person or group making the proposal, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation, and, to the extent deemed appropriate by the Board, such other factors that may be considered in making such a determination under the DGCL) (A) if accepted, is reasonably likely to be consummated and (B) if consummated, would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Transaction; and
(iii)    “Acquisition Transaction” shall mean a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company or any of its Subsidiaries pursuant to which a Person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.
(f)    Except as permitted by Section 4.02(g), neither the Board nor any committee thereof shall (i)(A) fail to make, amend, change, qualify, withhold, withdraw or modify, or publicly propose to amend, change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Takeover Proposal, Acquisition Transaction or Superior Proposal, (ii) fail to recommend against acceptance of any tender or exchange offer for the Company Common Stock within 10 business days after commencement of such offer, (iii) make any public statement inconsistent with the Company Recommendation (actions described in clauses (i)-(iii) being referred to as a “Company Adverse Recommendation Change”), (iv) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Agents to enter into any Acquisition Agreement, (v) take any action pursuant to Section 7.01(d)(ii) or (vi) resolve to do any of the foregoing.

(g)    Notwithstanding anything to the contrary set forth in this Agreement, including Section 4.02(f), prior to the Go Shop End Date, the Board may make a Company Adverse Recommendation Change: (i) in order to enter into an Acquisition Agreement with respect to an Acquisition Transaction in connection with the termination of this Agreement pursuant to Section 7.01(d)(ii) if the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (A) that failure to take such action is inconsistent with the directors’ fiduciary duties under applicable Law and (B) that such Acquisition Transaction constitutes a Superior Proposal; provided, however, that prior to taking such action (1) the Company has given Parent at least four (4) calendar days’ prior written notice of its intention to take such action (which notice shall include a copy of the Superior Proposal, a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto), (2) the Company has negotiated, and has caused its Agents to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement and any other agreements relating to the Transaction such that it would cause such Acquisition Transaction to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Board shall have considered in good faith any proposed revisions to this Agreement and any other agreements relating to the transaction contemplated hereby proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined, after consulting with outside legal counsel, that the Acquisition Transaction would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Acquisition Transaction, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) calendar days (rather than four (4) calendar days contemplated by clause (1) above); and provided, further, that the Company has complied in all material respects with its obligations under this Section 4.02; or (ii) the Board determines in good faith that such change is reasonably required, after consultation with its legal counsel, to comply with its fiduciary duties.
(h)    Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 4.02(h) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Recommendation.

ARTICLE V.

ADDITIONAL AGREEMENTS
Section 5.01    Stockholder Consent; Preparation of Information Statement.
(a)    Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall seek and shall use its reasonable best efforts to obtain an irrevocable written consent, in the form attached hereto as Exhibit B, from the holders of a majority of the outstanding shares of Common Stock (such written consent, as duly executed and delivered by the holders of a majority of the outstanding shares of Common Stock, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company shall provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. If such Stockholder Consent is not delivered to the Company and Parent within twenty-four (24) hours after the execution of this Agreement (the “Stockholder Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.01(b)(iii). In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company’s certificate of incorporation, bylaws or like organizational documents.
(b)    As promptly as reasonably practicable after the date of this Agreement (and in any event within thirty (30) days after the date hereof), the Company shall, with the assistance (not to be unreasonably withheld, delayed or conditioned) of Parent, prepare and file with the SEC the Information Statement. The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Holdings, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, Parent will cause the information relating to Parent, Holdings or Merger Sub supplied by it for inclusion in the Information Statement, at the time of the mailing of the Information Statement or any amendments or supplements thereto, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Holdings and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement promptly following request therefor from the Company. The Company shall use its commercially reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Holdings, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become materially false or misleading.

The Company shall as soon as reasonably practicable notify Parent, Holdings and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider the reasonable comments of Parent. As promptly as reasonably practicable after the Information Statement has been cleared by the SEC or after ten (10) calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c–2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL. In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.01(a), then as soon as practicable after the conclusion of the Stockholder Consent Delivery Period, the Company shall prepare and file with the SEC a proxy statement related to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders’ Meeting”) and use its reasonable best efforts to obtain Stockholder Approval.
Section 5.02    Access to Information; Confidentiality.
(a)    Subject to restrictions under applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors, and their respective Agents, including the Debt Financing Sources (provided, however, that the Debt Financing Sources may only be provided with confidential information subject to customary confidentiality undertakings reasonably acceptable to the Company) reasonable access, during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement, to all of its and its Subsidiaries’ properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws (unless such document is publicly available), (ii) a copy of each material correspondence or written communication with any United States Federal or state governmental agency, and (iii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that that the Company may restrict the foregoing access to such information or personnel to the extent that such disclosure would, based on the advice of legal counsel, result in a waiver of attorney-client privilege, the work product doctrine or any other applicable privilege applicable to such information.
(b)    Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated March 21, 2014, between the Company and Parent (as amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause Holdings, Merger Sub and its, Holdings’ and Merger Sub’s respective officers, employees, accountants, counsel, financial advisors and other Agents to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.
(c)    No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will be deemed to constitute an exception to any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto, constitute a waiver of any breach thereof or otherwise affect or limit the remedies available to Parent, Holdings or Merger Sub pursuant to this Agreement.
Section 5.03    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using its respective reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; and (iii) the delivery of required notices to and the obtaining of all necessary consents, approvals or waivers from third parties under any Material Contract or Company Lease or otherwise to the extent related to the Merger; provided that none of the Company, Parent, Holdings or Merger Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents.
(b)    In furtherance and not in limitation of the foregoing:
(i)    Each of Parent and the Company shall (A) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or any other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) business days after the date of this Agreement in the case of all filings required under the HSR Act and within thirty (30) days in the case of all other filings required by other Antitrust Laws, (B) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (the “Antitrust

Division”) or any other Governmental Entity in respect of such filings or such transactions, and (C) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No party hereto shall independently participate in any substantive meeting or discussion, either in person or by telephone, with a Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.
(ii)    Each of Parent and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of Parent and the Company shall use its respective reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.
(iii)    Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Holdings, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets, business or portion of business of the Company, the Surviving Corporation, Parent, Holdings, Merger Sub or any of their respective Subsidiaries, (ii) materially conduct, restrict, operate, invest or otherwise materially change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Holdings, Merger Sub or any of their respective Subsidiaries in any adverse manner, or (iii) impose any material restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Holdings, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.
(iv)    Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain the Required Governmental Authorizations and all other consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entity necessary to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than thirty (30) days following the date of this Agreement, Parent filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or departments of health or other Governmental Entities in each jurisdiction where required by applicable Law seeking approval of Parent’s acquisition of control of each of the Insurance Subsidiaries which results from the Merger; (ii) as promptly as practicable, Parent filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with respect to the Merger and the other transactions contemplated hereby. Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain all other approvals and consents to the transactions contemplated by this Agreement, including the matters set forth on Section 3.01(d) of the Company Disclosure Schedule and Section 3.02(b) of the Parent Disclosure Schedule.
Section 5.04    Indemnification; Advancement of Expenses; Exculpation and Insurance.
(a)    From and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee was a director or officer of the Company or any of its Subsidiaries or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person (including any Company Benefit Plan), in each case under (1) or (2), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (1) the certificate of incorporation and bylaws of the Company and the organizational documents of its Subsidiaries as in effect on the date of this Agreement, and (2) any indemnification agreement between any such Indemnitee and the Company or any of its Subsidiaries as in effect on the date of this Agreement, which agreements shall survive the Merger and the other transactions contemplated by this Agreement and continue in full force and effect in accordance with its terms. In addition, from and after the Effective Time, the Surviving Corporation shall pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.04 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.04) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding anything to the contrary herein, all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in this Section 5.04 or in the respective certificates of incorporation or bylaws (or other applicable organizational documents) of the Company and its Subsidiaries or otherwise in effect as of the date hereof (including through any indemnification agreement) shall not be modified, and shall survive the Merger and continue in full force and effect for a period of 6 years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claim, suit, action, proceeding or investigation asserted or made within such period shall continue until the final disposition of such claim, suit, action, proceeding or investigation.
(b)    For the 6-year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage required above with respect to matters occurring prior to the Effective Time); provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premium paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); and provided further that, if the aggregate annual premiums for such insurance shall exceed the Base Premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to the Base Premium. Prior to the Effective Time Parent or the Company may purchase, for an aggregate amount that shall not exceed the Base Premium, a 6-year prepaid “tail policy” on terms and conditions providing at least materially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by Parent or the Company, it shall be deemed to satisfy all obligations of the Parent to obtain insurance pursuant to this Section 5.04. The Surviving Corporation shall not amend, modify, cancel or revoke such policy and each shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(c)    The provisions of this Section 5.04 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.04 applies unless (A) such termination or modification is required by applicable Law, or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.04 applies shall be third party beneficiaries of this Section 5.04).
(d)    In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.04.
Section 5.05    Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, Parent shall pay all of the filing fees and expenses for Parent’s pre-merger notification and report forms under the HSR Act; provided, further, that the Company shall pay all of the fees and expenses in connection with preparation of the Company’s pre-merger notification and report forms under the HSR Act, if any.
Section 5.06    Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner, and (b) the Company may, without the prior written consent of Parent, and in compliance with any applicable notification provisions in Section 4.02, issue such press release or make such public statement release or announcement with respect to a Company Adverse Recommendation Change effected in accordance with Section 4.02(g). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
Section 5.07    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or, in the case of the Company, a Company Subsidiary, and, in the case of Parent, Holdings and Merger Sub, any of their respective Subsidiaries, which relate to this Agreement, the Merger and the other transactions contemplated hereby, and (c) any inaccuracy or breach of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied. In no event shall disclosure by the Company or Parent pursuant to this Section 5.07 be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty.
Section 5.08    Employee Matters.
(a)    For a period of not less than twelve (12) months following the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries at the Effective Time (the “Continuing Employees”) shall receive compensation and employee benefits (other than equity‑based compensation) that are substantially comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time.
(b)    Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent for purposes of vesting, eligibility and benefit accruals (other than benefit accrual under any defined benefit pension plans) in any benefit plan, program or policy covering that Continuing Employee following the Effective Time, but not for the purposes of benefit accruals that would result in duplication of benefits.
(c)    Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person; provided, however, that Surviving Corporation will, and Parent shall cause Surviving Corporation to, comply with terms and conditions of employment, severance and other compensatory agreements or arrangements with any directors or employees of the Company that are in effect as of the date hereof, all of which are listed in Section 5.08(c) of the Company Disclosure Schedule.
(d)    With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e)    Nothing in this Section 5.08 will create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Nothing in this Section 5.08 or any other provision of this Agreement (i) will be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) will limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of the Company Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 5.09    State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover applicable Law becomes or is deemed to be applicable to the Company, Parent, Holdings, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Holdings, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover applicable Law inapplicable to the foregoing.
Section 5.10    Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) calendar days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.
Section 5.11    Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.
Section 5.12    Fixed/Floating Rate Senior Debentures. The Company shall timely provide or cause to be provided, in accordance with the provisions of the indentures relating to LOTS Intermediate Co.’s Fixed/Floating Rate Senior Debentures due 2037 (the “Indenture”), to the trustee under the Indenture, any notices, announcements, certificates or legal opinions required by the Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.
Section 5.13    Company’s Financial Cooperation Covenant.
(a)    Subject to the terms of this Section 5.13, prior to the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, reasonably cooperate with Parent and its Debt Financing Sources and their respective Agents in connection with the arrangement of the Debt Financing or Alternative Financing (as defined below) to the extent reasonably requested by Parent with reasonable advance notice, and at Parent’s sole cost and expense, including by:

(i)    participating at reasonable times in reasonable number of meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions;
(ii)    furnishing Parent and its Debt Financing Sources as promptly as reasonably practical with (x) the financial statements regarding the Company and the Company Subsidiaries necessary to satisfy the condition set forth in paragraph 6(a) of the Conditions Annex of the Debt Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 5.14(b)), (y) all information contemplated by paragraph 8 of the

Conditions Annex of the Debt Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 5.14(b)) and (z) such other pertinent financial and other information as Parent, Merger Sub or the Debt Financing Sources shall reasonably request in order to consummate the Debt Financing or as is customary for the arrangement of loans contemplated by the Debt Financing;
(iii)    assisting Parent and its Debt Financing Sources as may reasonably be requested in Parent’s preparation of Marketing Materials, in each case to the extent that they relate to the Company or the Company Subsidiaries, including (A) appropriate and customary offering documents, private placement memoranda, bank information memoranda, authorization letters, confirmations and undertakings in connection with the Required Information, and (B) materials for customary rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing;
(iv)    providing reasonable cooperation with the marketing efforts of Parent and its Debt Financing Sources for all or any portion of the Debt Financing or Alternative Financing;
(v)    providing reasonable cooperation with respect to the satisfaction of the conditions precedent to any lender’s obligation to fund set forth in the Debt Commitment Letter or any or any of the Debt Financing Documents to the extent the satisfaction of such conditions requires the cooperation of or is reasonably within the control of the Company or Company Subsidiaries, including, without limitation, (1) requesting consents and customary comfort letters of independent accountants (including “negative assurance” comfort), (2) requesting customary payoff letters and instruments of discharge and termination of indebtedness and Liens to be operative as of the Effective Time, (3) to the extent constituting a condition to any lender’s obligation to fund any portion of the Debt Financing by the Debt Commitment Letter (or otherwise required by the Debt Commitment Letter), obtaining such consents, waivers, estoppels, approvals, authorizations and instruments as may be reasonably requested by Parent and (4)

reasonably assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, legal opinions and other certificates and documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company, solely on behalf of the Company and not in such person’s individual capacity in the form attached to the Debt Commitment Letter, with respect to solvency matters as of the Closing, on a pro forma basis) as may be reasonably requested by Parent and its Debt Financing Sources;
(vi)    taking such corporate actions, subject to the occurrence of the Effective Time, as are reasonably necessary to permit the consummation of the Debt Financing or Alternative Financing and to permit the proceeds thereof to be made available to the Surviving Corporation prior to the Effective Time; provided, however, in no event shall the Board be obligated to approve the Debt Financing or Alternative Financing;
(vii)    reasonably facilitating the grant of security interests in the collateral for the Debt Financing or Alternative Financing; provided, that any grants of security interests or obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Effective Time;
(viii)    furnishing Parent and the Debt Financing Sources with all documentation and other information required by Governmental Entities with respect to the Debt Financing or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, but in each case, solely as relating to the Company and the Company Subsidiaries;
(ix)    cooperating with the Debt Financing Sources’ due diligence investigation (including, without limitation, providing access and information to the Debt Financing Sources to evaluate and assess the assets of the Company and Company Subsidiaries for the purpose of establishing collateral arrangements), to the extent customary and reasonable, subject to confidentiality undertakings reasonably acceptable to the Company and not unreasonably interfering with the business of the Company and Company Subsidiaries; and

(x)    using commercially reasonable efforts to permit any Debt Financing Sources to benefit from the existing lending relationships of the Company and its Subsidiaries.
(b)    Parent shall, promptly upon the Company’s request, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and Company Subsidiaries (and its and their respective Agents) in connection with their cooperation and assistance obligations set forth in this Section 5.13, and shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Agents for, from and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.13 and any information utilized in connection therewith (other than (x) information provided by the Company or the Company Subsidiaries and (y) to the extent arising from the willful misconduct, gross negligence or fraud of the Company or the Company Subsidiaries). As used herein, “Losses” means any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.
(c)    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed: (i) the Company’s obligations under this Section 5.13 shall not require the Company, any Company Subsidiary, or any of its or their respective Agents to agree to any obligation that is not conditioned upon the Closing and that does not terminate without liability to the Company, any Company Subsidiary, and any of its and their respective Agents upon the termination of this Agreement; (ii) (A) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing (other than those that are contingent upon the occurrence of the Effective Time or effective on or after the occurrence of the Effective Time) and (B) no obligation of the Company or any of the Company Subsidiaries or any of their respective Agents under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing and (C) none of the Company or the Company Subsidiaries nor any of their respective Agents shall be required to pay any commitment or other similar fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent, Holdings or Merger Sub pursuant to Section 5.13(b); (iii) none of the Company, any of its Subsidiaries or any of its or their respective Agents shall be required to undertake any action that would unreasonably interfere with the business operations of the Company or any of its Subsidiaries; (iii) none of Parent, Holdings, Merger Sub or any of their Affiliates, Agents or Debt Financing Sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or any of its Subsidiaries; (iv) the Company shall have the right to review and comment (which comments Parent will reasonably consider) on Marketing Materials prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity); and (v) the Company’s obligations shall not include any actions that the Company reasonably believes would result in a violation of any material agreement, any confidentiality arrangement or any applicable Law or the loss of any legal or other applicable privilege. Nothing contained in this Section 5.13 or otherwise shall require the Company or any of the Company Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.

(d)    All non-public or otherwise confidential information regarding the Company or Company Subsidiaries obtained by Parent, Holdings, Merger Sub or their Agents pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent, Holdings and Merger Sub shall be permitted to disclose such information to the Debt Financing Sources and other potential sources of capital, rating agencies and prospective lenders and investors during the marketing or syndication of the Debt Financing subject to their entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda therefor). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any of the Company Subsidiaries.
Section 5.14    Parent’s Financing Covenant.
(a)    Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on or prior to the Closing Date, the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein, including the following:
(i)    complying with and maintaining in effect the Debt Commitment Letter;
(ii)    negotiating and entering into definitive financing agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), as amended from time to time in accordance with this Section 5.14 so that such agreements are in full force and effect on the Closing Date;
(iii)    satisfying on a timely basis all Financing Conditions within its control (provided that this clause (iii) shall not impair the rights of Parent pursuant to ARTICLE VI of this Agreement);
(iv)    in the event that the conditions set forth in ARTICLE VI and the Financing Conditions have been satisfied or waived or, upon funding and at Closing would be satisfied, using commercially reasonable efforts to cause the Debt Financing Sources to fund the full amount of the Debt Financing; and
(v)    reduce the aggregate amount of Indebtedness to be incurred in the Debt Financing used to finance the Merger Consideration by an amount sufficient such that the condition in paragraph 7 of the Conditions Annex of the Debt Commitment Letter shall be satisfied immediately after giving effect to the Transaction, if all conditions to Closing (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at such time) under this Agreement shall have been satisfied or waived and all conditions to the Debt Financing shall have been satisfied (other than the condition in paragraph 7 of the Conditions Annex of the Debt Commitment Letter and conditions that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at such time), provided, that Parent shall make up any shortfall through the use of cash on hand by the Parent in an amount necessary, when combined with the proceeds of the Debt Financing, to enable the payment of the aggregate Merger Consideration, and not proceeds of the Debt Financing that would cause the condition in paragraph 7 of the Conditions Annex of the Debt Commitment Letter to not be satisfied).
(b)    Neither Parent nor any of its Affiliates or Agents shall take any action that could reasonably be expected to materially delay or prevent the consummation of the Debt Financing. Without limiting the generality of the foregoing, in the event that a Financing Failure Event occurs, Parent shall (i) immediately notify the Company of such Financing Failure Event and the reasons therefor, (ii) use its commercially reasonable efforts to obtain alternative financing from alternative financing sources (on terms, when taken as a whole, not materially less favorable to Parent, Holdings, Merger Sub and the Company, and which do not include any conditions to the consummation of such alternative debt financing that, when taken as a whole, are more onerous, than those in the Debt Commitment Letters and which do not contain any conditions that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Debt Financing or otherwise adversely affect the ability or likelihood of Parent, Holdings or Merger Sub to timely consummate the transactions contemplated by this Agreement), in an amount sufficient, when taken together with the remaining portion of the Debt Financing and the other funds available to Parent, to pay any amounts required to be paid by or on behalf of Parent in connection with the Closing and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such Financing Failure Event and in any event no later than the End Date (any such financing, an “Alternative Financing”), and (iii) obtain and, when obtained, provide the Company with a copy of, a new financing commitment that provides for such Alternative Financing. Prior to the Closing, without the prior written consent of the Company, except for substitutions or replacements pursuant to this Section 5.14 in connection with an Alternative Financing, Parent shall not (A) agree to, or permit, any amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver of or under, the Debt Commitment Letter, if such amendment, modification, supplement, restatement, assignment, substitution, replacement, or waiver (1) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing that, when considered with the other Debt Financing Conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Debt Financing or otherwise adversely affect the ability or likelihood of Parent, Holdings or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Financing Conditions less likely to occur; (2) reduces the amount of the Debt Financing; (3) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter as so amended, modified, supplemented restated, assigned, substituted, replaced, or waived, relative to the ability of Parent to enforce its rights against such other parties to the Debt Commitment Letter as in effect on the date hereof; or (4) would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise adversely affect the ability or likelihood of Parent, Holdings or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Financing Conditions less likely to occur; or (B) terminate the Debt Commitment Letter; provided that Parent shall have the right to release or consent to assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Financing or as otherwise expressly contemplated by the Debt Commitment Letter. Upon any such amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver of the Debt Financing Commitments in accordance with this Section 5.14, the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, modified, supplemented restated, assigned, substituted, replaced, or waived.
(c)    Parent shall provide the Company with prompt written notice of (A) any material breach or default by any party to the Debt Commitment Letter or the Debt Financing, if any, of which Parent, Holdings or Merger Sub has Knowledge or any termination of the Debt Commitment Letter of which Parent, Holdings or Merger Sub has Knowledge, (B) the receipt of any written notice or other written communication from any Debt Financing Source with respect to (1) any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Debt Financing, if any, of any provision thereof, and (2) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or the Debt Financing, if any, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, in the case of clauses (1) and (2) that would reasonably be expected to result in Merger Sub not receiving the proceeds of the Debt Financing on the Closing Date. Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Debt Financing. Notwithstanding the foregoing, compliance by Parent with this Section 5.14(c) shall not relieve Parent, Holdings or Merger Sub of its respective obligation to consummate the transactions contemplated by this Agreement at the time specified in Section 1.02, whether or not the Debt Financing is available, subject to the fulfillment or waiver of the conditions set forth in ARTICLE VI.
Section 5.15    Stockholder Litigation. Each of the Company and Parent shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any injunction, order, ruling, decree, judgment or similar order that results from any stockholder litigation against the Company, Parent, Holdings, Merger Sub, any of their Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. Each of Parent and the Company shall notify the other promptly of the commencement of any such stockholder or derivative suit, action, litigation or claim of which it has received written notice related to this Agreement, the Merger or the other transactions contemplated by this Agreement.
ARTICLE VI.

CONDITIONS PRECEDENT
Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:
(a)    Stockholder Approval. The Stockholder Approval shall have been obtained and, if obtained by the Stockholder Consent, the Information Statement shall have been cleared by the SEC and mailed to stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the Closing Date.
(b)    Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable Antitrust Laws shall have been terminated or shall have expired, and any required approvals thereunder shall have been obtained.
(c)    Required Governmental Authorizations. The Required Governmental Authorizations shall have been obtained and shall be in full force and effect.
(d)    No Injunctions or Restraints. No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.
Section 6.02    Conditions to Obligations of Parent, Holdings and Merger Sub. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing Date (except to the extent any such representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except for such inaccuracies as would not reasonably be expected to have a Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(c)    Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.
Section 6.03    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement limited by the words “Material Adverse Effect”, “material”, “in all material respects”, “materially” or similar qualifiers, shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time). Each of the representations and warranties that are not so limited shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except for such inaccuracies as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
(b)    Performance of Obligations of Parent, Holdings and Merger Sub. Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
Section 6.04    Frustration of Closing Conditions. None of the Company, Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER
Section 7.01    Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after the date of the Stockholder Consent:
(a)    by the mutual written consent of Parent and the Company;
(b)    by either Parent or the Company, if:
(i)    the Merger shall not have been consummated at or before 5:00 p.m. (Eastern time) December 11, 2014; provided, that if at 5:00 p.m. (Eastern time) on December 11, 2014 the condition to Closing set forth in Section 6.01(c) (solely with respect to any “Form A Statements” or similar change of control applications) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, including with respect to the funding of any shortfall with respect to the Debt Financing, shall be capable of being satisfied on December 11, 2014) or waived by all parties entitled to the benefit of such conditions, then, at the election of either the Company or Parent such date shall be extended to February 11, 2014 upon written notice by the Company to Parent or upon written notice by Parent to the Company at or prior to 5:00 p.m. (Eastern time) on December 11, 2014 (5:00 p.m. (Eastern time) on December 11, 2014 as such date may be extended in accordance with the proviso above, the “End Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful and material breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the End Date;
(ii)    any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable;
(iii)    if, prior to the end of the Stockholder Consent Delivery Period, the Stockholder Consent evidencing Stockholder Approval, duly executed by the holders of a majority of outstanding shares of Common Stock, shall not have been delivered to Parent and the Company; provided, that this provision shall cease to have any force and effect upon receipt of the Stockholder Consent by Parent; provided, further, that Parent shall only be permitted to exercise the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) for two (2) days following the expiration of the Stockholder Consent Delivery Period; or
(iv)    (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination) other than the condition set forth in Section 6.02(c), (B) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 6.03 have been satisfied (other than those that require deliveries of are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination) or that it has provided an irrevocable notice of waiver (effective as of Closing) of any unsatisfied conditions in Section 6.03 and (y) it is prepared to consummate the Merger at the Closing, and (C) Parent, Holdings and Merger Sub do not receive the proceeds of the Debt Financing on the terms provided for in the Debt Commitment Letter or any Alternative Financing and, as a result, fail to consummate the Merger within two (2) business days following the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(iv) shall not be available to any party whose willful and material breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated within such two (2) business days.
(c)    by Parent, if:
(i)    the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.01 or Section 6.03 not being satisfied;
(ii)    the Board shall have effected a Company Adverse Recommendation Change; or
(iii)     (A) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement in respect of a Takeover Proposal (including a Superior Proposal); (B) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (C) a tender offer or exchange offer relating to the Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Recommendation and recommending that stockholders reject such tender or exchange offer, or (D) the Company shall have breached in any material respect the provisions of Section 4.02, and such violation or breach has resulted in the receipt by the Company of a Takeover Proposal.
(d)    by the Company, if:
(i)    Parent, Holdings or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03, and (B) is incapable of being cured, or is not cured, by Parent, Holdings and Merger Sub within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.01 or Section 6.02 not being satisfied; or
(ii)    prior to the Go Shop End Date the Board authorizes the Company, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal; provided, however, that the Company shall pay any amounts due pursuant to Section 7.02(c) in accordance with the terms, and at the times, specified in Section 7.02; and provided further that in the event of such termination, the Company concurrently with such termination enters into such binding definitive agreement.
Section 7.02    Termination Fee.
(a)    In the event that (i) after the date hereof and prior to the Go Shop End Date, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally, and (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i), and (iii) within six (6) months after such termination, the Company consummates a transaction that constitutes a Takeover Proposal or enters into an Acquisition Agreement with respect to any Takeover Proposal (provided that for such purposes references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay Parent a fee equal to $7,620,455 (the “Termination Fee”) by wire transfer of same-day funds on the second business day following the consummation of such transaction.
(b)    In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c)(iii), then the Company shall pay Parent a fee equal to the Termination Fee by wire transfer of same-day funds on the second business day following such termination.

(c)    In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the second business day following such termination.
(d)    In the event that after the date hereof and prior to the Go Shop End Date, (i) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii), and (ii) within six (6) months after such termination, the Company consummates a transaction that constitutes a Takeover Proposal or enters into an Acquisition Agreement with respect to any Takeover Proposal (provided that for such purposes references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the second business day following the consummation of such transaction.
(e)    The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. If the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Termination Fee, or any portion thereof, then the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment; provided that if the court in such suit determines in a final, non-appealable judgment that Parent or Merger Sub is not entitled to the Termination Fee, or any portion thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.
(f)    The parties acknowledge that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion.
Section 7.03    Reverse Termination Fee.

(a)    (a)    In the event that this Agreement is terminated by the Company or the Parent pursuant to Section 7.01(b)(iv), then Parent shall pay the Company a fee equal to the Reverse Termination Fee by wire transfer of same-day funds on the second business day following such termination.
(b)    The parties acknowledge and agree that the provisions for payment of the Reverse Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this

Agreement and consummating the transactions contemplated by this Agreement. If Parent fails to pay the Reverse Termination Fee and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Reverse Termination Fee, or any portion thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Reverse Termination Fee at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment; provided that if the court in such suit determines in a final, non-appealable judgment that the Company is not entitled to the Reverse Termination Fee, or any portion thereof, then the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.
(c)    For purposes of this Agreement, “Reverse Termination Fee” means an amount equal to $13,063,637.
(d)    The parties acknowledge that in no event shall Parent be required to pay the applicable Reverse Termination Fee on more than one occasion.
Section 7.04    Effect of Termination.
(a)    In the event of the termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company and their respective directors, officers, employees, partners, members or stockholders; provided, however, that (i) the agreements contained in Section 5.02(b), Section 5.05, Section 7.02, Section 7.04 and ARTICLE VIII shall survive the termination of this Agreement, and (ii) none of Parent, Merger Sub or the Company shall be relieved from liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and that nothing in this Agreement shall prohibit either party from seeking to prove that such damages include the benefit of the bargain lost by such party or such party’s stockholders) arising out of the willful and material breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement, subject to Sections 7.04(b), 7.04(c) and 8.12(c); provided, further, that the failure of Parent and Merger Sub to consummate the Merger after all conditions in Section 6.01 and Section 6.02 have been satisfied or, to the extent permitted, waived (other than those conditions that by their terms are to be satisfied upon Closing and other than as a result of a failure of the Parent and Merger Sub to receive the proceeds of the Debt Financing), shall be deemed a willful and material breach by Parent and Merger Sub of this Agreement.
(b)    The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the

Transaction in the event any payment of the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee the Company shall have no further liability to Parent and Merger Sub hereunder. The parties agree that the payment of the Termination Fee in the circumstances in which the Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. For the avoidance of doubt and notwithstanding anything in this Section 7.04 or elsewhere in this Agreement, none of the Debt Financing Sources or their current or future direct or indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, representatives (including legal counsel), members, managers, general or limited partners, stockholders or assignees shall have any liability to the Company or its Affiliates relating to or arising out of or in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby.
(c)    The parties agree that the payment of the Reverse Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transaction in the event any payment of the Reverse Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Reverse Termination Fee, none of Parent, Holdings, Merger Sub or, without derogation of Section 8.11(c) or the last sentence of this Section 7.04(c), the Debt Financing Sources, shall have any further liability to the Company hereunder. The parties agree that the payment of the Reverse Termination Fee in the circumstances in which the Reverse Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. For the avoidance of doubt and notwithstanding anything in this Section 7.04 or elsewhere in this Agreement, none of the Debt Financing Sources or their current or future direct or indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, representatives (including legal counsel), members, managers, general or limited partners, stockholders or assignees shall have any liability to the Parent, Holdings, Merger Sub, the Company or any of its Subsidiaries under this Section 7.04(c) relating to or arising out of or in connection with the Reverse Termination Fee.
ARTICLE VIII.

GENERAL PROVISIONS
Section 8.01    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
Section 8.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):
if to Parent, Holdings or Merger Sub, to:
c/o Tiptree Financial Inc.

780 Third Avenue, 21st Floor

New York, NY 10017
Telecopy No.: (212) 446-1409
Attention:     Geoffrey N. Kauffman

Neil C. Rifkind
with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022
Telecopy No.: (212) 593-5955
Attention: Michael R. Littenberg
if to the Company, to:
Fortegra Financial Corporation
10151 Deerwood Park Boulevard
Building 100, Suite 330
Jacksonville, FL 32256-0566
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Kilpatrick, Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, Georgia 30309
Telecopy No.: (404) 541-3121
Attention:    W. Benjamin Barkley, Esq.

Section 8.03    Definitions.    For purposes of this Agreement:
“Affiliate” means, as to any Person (i) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.
“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.
“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property for which annual rent in excess of $100,000 is payable.
“Company Subsidiary” means a Subsidiary of the Company, a list of which such Company Subsidiaries is set forth in Section 8.03(c) of the Company Disclosure Schedule.
“Debt Commitment Letter” means the debt commitment letter executed and delivered to the Company concurrently with the execution and delivery of this Agreement, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.14(b), pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Date Payments.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Documents” means the credit agreement, loan documents, purchase agreements, indentures, notes and security documents pursuant to which the Debt Financing (including any Alternative Financing) will be governed or contemplated by the Debt Commitment Letter.
“Debt Financing Sources” means the entities (other than Parent or any Affiliate of Parent) that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or other debt financings, including without limitation the Debt Commitment Letter, the Debt Financing Documents or, if applicable, in connection with any Alternative Financing, in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, their Representatives and their respective Affiliates’ Representatives and their respective successors and assigns.
“Financing Conditions” means the conditions precedent to the funding of the Debt Financing set forth in the Debt Commitment Letter.
“Financing Failure Event” means the occurrence of any of the following: (a) the commitment with respect to all or any material portion of the Debt Financing expiring or being terminated, (b) if for any reason, all or any material portion of the Debt Financing becoming unavailable, or (c) any material breach, repudiation or default by any Debt Financing Source under the Debt Commitment Letter of which Parent or any of its Affiliates or Representatives becomes aware, including a failure of a Debt Financing Source to negotiate the Debt Financing Documents in good faith that constitutes a material breach of the Debt Commitment Letter, which breach is not cured within 10 calendar days after written notice by Parent to the defaulting party.
“Hazardous Materials” means any “hazardous waste” as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act or regulations adopted pursuant to said act and, to the extent not included in the foregoing, any petroleum or fractions thereof, petroleum products, asbestos, asbestos-containing materials, polychlorinated biphenyls, or toxic mold, mildew or fungi.
“Indebtedness” means (A) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (B) any obligations evidenced by notes, bonds, debentures or similar Contracts (as defined below) to any Person, (C) any capital lease obligations properly categorized as such under GAAP to any Person, (D) any obligations in respect of letters of credit and bankers’ acceptances, or (E) any guaranty of any such obligations described in clauses (A)

through (E) of any Person other than the Company or any of its Subsidiaries, in each case, together with all interest, fees and penalties relating to any of the foregoing. For the avoidance of doubt, the term “Indebtedness” shall not include accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business.
“Insurance Subsidiary” shall mean each Subsidiary of the Company which is required to be licensed in one or more jurisdictions as an insurance company or which is otherwise carrying on an insurance, warranty or service contract business and which is a “significant subsidiary” as defined in Rule 1-02 or Regulation S-X. The Insurance Subsidiaries are designated as such in Section 3.01(b)(vii) of the Company Disclosure Letter.
“Knowledge of the Company”, the “Company’s Knowledge” or references to the Company’s “awareness” or similar references means, with respect to any matter in question, the actual knowledge after reasonable inquiry of the officers of the Company listed on Section 8.03(a) of the Company Disclosure Schedule.
“Knowledge of the Parent”, the “Parent’s Knowledge” or references to the Parent’s “awareness” or similar references means, with respect to any matter in question, the actual knowledge after reasonable inquiry of the officers of the Parent listed on Section 8.03(b) of the Disclosure Schedule.
“Laws” means all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity.
“Leased Real Property” means all interests in real property pursuant to the Company Leases.
“Marketing Material” means any bank books, information memoranda and other information packages in customary form regarding the business, operations, and historical financial condition of the Company and Company Subsidiaries or the Parent.
“Marketing Period” means the first period of 15 consecutive Business Days beginning on the later of (a) delivery by the Company to Parent, and throughout which Parent shall have, the Required Information and (b) the date of satisfaction of all conditions set forth in Section 6.01(a); provided, that (i) the Marketing Period shall end on any date that is the date on which the Debt Financing is consummated or the primary Debt Financing Documents are executed, (ii) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the 15 consecutive Business Day period, (A) the Company’s independent registered accounting firm shall have withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by such independent registered accounting firm or another independent registered accounting firm or (B) the Company shall have announced any intention to restate any financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has determined that no restatement shall be required and (iii) any day from and including (v) August 18-September 1, 2014, (w) October 13, 2014, (x) November 11, 2014, (y) November 27-28, 2014 and (z) December 24, 2014-January 1, 2015 shall not be deemed a Business Day for purposes of this period; provided, further, that if the Company shall in good faith reasonably believe that the Marketing Period has commenced and that it has provided the Required Information at the time such notice is given, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the Required Information unless Parent in good faith reasonably believes that the Company has not completed the delivery of the Required Information at the time such notice is given and, no later than on the second (2nd) Business Day after the delivery of such notice by the Company delivers a written notice to the Company to that effect (stating, if applicable, with specificity which Required Information has not been delivered or conditions set forth in ARTICLE VI have not been so satisfied).
“Material Adverse Change” or “Material Adverse Effect” means, any condition, circumstance, change, event or occurrence, that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or impair the Company’s ability to consummate the Merger, other than conditions, circumstances, changes, events, occurrences or effects (A) generally affecting (I) the segments of the insurance, payment protection, warranty service contracts and business process services industries in which the Company and its Subsidiaries operate (the “Industry”), provided that such changes, events, occurrences or effects do not affect the Company and its Subsidiaries, in a disproportionate manner as compared to other participants in the Industry, or (II) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, provided that such changes, events, occurrences or effects do not affect the Company and its Subsidiaries in a disproportionate manner as compared to other participants in the Industry, or (B) arising out of, resulting from or attributable to (I) changes in Law or in generally accepted accounting principles or in accounting standards, (II) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated herein, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers partners or employees, (III) acts of war, sabotage, hostilities or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities or terrorism threatened or underway as of the date of this Agreement that do not disproportionately affect the Company and its Subsidiaries in a disproportionate manner as compared to other participants in the Industry,

(VI) earthquakes, hurricanes, tornados or other natural disasters that do not disproportionately affect the Company and its Subsidiaries in a disproportionate manner as compared to other participants in the Industry, (V) any action taken, or omissions, by the Company or any Company Subsidiary that is specifically required by this Agreement or is taken or omitted with Parent’s written consent or at Parent’s written request, (VI) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company), or (VII) any failure to meet any analysts or internal or public projections, forecasts or estimates of revenue or earnings in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company).
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Parent Disclosure Schedule” means the disclosure schedule delivered on the date hereof to the Company and attached to this Agreement.
“Parent Material Adverse Effect” means any condition, circumstance, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or impair the Parent’s or Merger Sub’s ability to consummate the Merger;
“Permits” means all approvals, accreditations, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities.
“Permitted Liens” means (i) Liens specifically identified on the Balance Sheet or in the notes thereto; (ii) Liens reflected in the Filed Company SEC Documents, (iii) Liens for taxes, assessments or other governmental charges and levies not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on Balance Sheet in accordance with GAAP; (iv) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used and do not secure obligations in an aggregate principal amount in excess of $5,000,000; (v) licenses granted by the Company or its Subsidiaries in the ordinary course of business; (vi) purchase money liens or similar Liens securing rental payments under capital lease arrangements that are not, in the aggregate, material to the Company and its Subsidiaries; (vii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by applicable Law incurred in the ordinary course of business; and (viii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security.
“Person” means any natural person, individual, firm, corporation, company, partnership, limited liability company, joint venture, association, business trust, trust, unincorporated organization, Governmental Entity or other entity.
“Required Information” means such financial and other pertinent information regarding the Company and its Subsidiaries contemplated by clauses (x) and (y) of Section 5.13(a)(ii) of this Agreement reasonably requested by Parent or its Debt Financing Sources (through Parent) (and updates thereto, as reasonably requested by such persons in order to satisfy any obligation to update contained in the Debt Commitment Letter) to consummate the Debt Financing and customary to be included in marketing materials for senior secured bank deals (including in the insurance industry) or necessary to permit Parent and its Debt Financing Sources to confirm compliance of the terms and conditions of the Debt Financing with the terms of the documents governing the Indebtedness of the Company and its Subsidiaries, including, if applicable, computations relevant to any indentures related thereto.
“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).
“Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
“Stockholder Approval” means (x) a majority of the outstanding shares of Common Stock entitled to vote thereon vote in favor of adopting the Agreement and approving the Merger and (y) the number of shares of Common Stock entitled to vote thereon and voted in favor of adopting the Agreement and approving the Merger exceed those voted against.
Section 8.04    Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Phrases such as “to the Company’s Knowledge” or “Known to the Company” are used to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting. The rules of construction providing that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. The terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
Section 8.05    Amendments. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained herein, no amendments or modifications in respect of the provisions of which any Debt Financing Source is expressly made a third party beneficiary pursuant to Section 8.09 (and the related definitions and other provisions of this Agreement to the extent an amendment or modification thereof would serve to modify the substance or provisions of such Sections) shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.
Section 8.06    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other parties, and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties granting the waiver or extension. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, may be construed as a waiver of any other breach or default, or as a waiver of any future breaches of, defaults under or rights to exercise such provisions, rights or privileges hereunder. Notwithstanding anything to the contrary contained herein, no waiver in respect of the provisions of which any Debt Financing Source is expressly made a third party beneficiary pursuant to Section 8.09 (and the related definitions and other provisions of this Agreement to the extent a waiver thereof would serve to modify the substance or provisions of such Sections) shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.
Section 8.07    Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
Section 8.08    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile or other electronic means) by the other party hereto.
Section 8.09    Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter of this Agreement, the Company Disclosure Schedule and the Confidentiality Agreement and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (b) except for (i) the provisions of ARTICLE II and Section 5.04, and (ii) the Debt Financing Sources, who shall be deemed to be third party beneficiaries with respect to the last sentence of Section 7.04(b), Section 7.04(c), Section 8.05, Section 8.06, this Section 8.09, Section 8.10, Section 8.11(c),

Section 8.12 and Section 8.13, are not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies hereunder.
Section 8.10    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HERETO AGREE THAT ANY CLAIM, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER BASED ON CONTRACT OR TORT OR OTHERWISE) AGAINST A DEBT FINANCING SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT, THE MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 8.11    Assignment.

(a)    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void.
(b)    Notwithstanding the foregoing, Parent may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to any parties providing debt financing to Buyer for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, but, in each case, no such assignment shall relieve Parent of its obligations hereunder.
(c)    The Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, the transactions contemplated hereby, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by the

Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents or in respect of any other document or theory of law or equity against any Debt Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, the Company agrees acknowledges and agrees that no Debt Financing Sources shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company in connection with this Agreement, the transactions contemplated hereby, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents; provided, that, notwithstanding the foregoing, nothing in this Section 8.11(c) shall in any way limit or modify the rights and obligations of the Parent under this Agreement or any Debt Financing Sources’ obligations to Parent under the Debt Commitment Letter. The Debt Financing Sources shall be third party beneficiaries of this Section 8.11(c) and no amendment of this Section 8.11(c) shall be effective unless in writing and signed by each party to any Debt Commitment Letter issued in connection with the transactions contemplated hereby.
Section 8.12    Specific Enforcement; Consent to Jurisdiction.
(a)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 7.01 (i) the parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 8.12(d)) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 7.02, Section 7.03 and/or Section 7.04, but subject in all cases to Section 8.12(b), (c) and (d) below and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent nor Holdings nor Merger Sub would have entered into this Agreement. It is explicitly further agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce the Parent’s, Holdings’ and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein (as opposed to an injunction, specific performance or other equitable remedy to force Parent, Holdings and Merger Sub to comply with their other obligations set forth herein) only in the event that all conditions in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of the Parent to comply with its obligations to effect the Closing pursuant to the terms of this Agreement.

(b)    Each of the Company, Parent, Holdings and Merger Sub acknowledges and agrees that the payment of the Termination Fee and Reverse Termination Fee, as applicable, as provided in Sections 7.02, 7.04(b) and 7.04(c), constitutes the sole and exclusive remedy under this Agreement and with respect to the transactions contemplated by this Agreement for the party to whom payment thereof has become due and payable. Each of the Company, Parent, Holdings and Merger Sub acknowledges and agrees that in all other circumstances, the parties’ only remedies under this Agreement and with respect to the transactions contemplated by this Agreement shall be (i) prior to a valid termination of this Agreement in accordance with Section 7.01, the equitable remedies to the extent provided in Section 8.12(a), and (ii) following a valid termination of this Agreement in accordance with Section 7.01, the right to seek monetary damages for a willful and material breach of this Agreement to the extent provided in Section 7.04(a) and subject to the limitations provided in Section 8.12(c); provided, however, that in no event shall any party be entitled to receive both of the remedies set forth in the foregoing clauses (i) and (ii) (but such party may seek the remedies set forth in the foregoing clauses (i) and (ii) until one of them is awarded). For the avoidance of doubt and notwithstanding anything in this Section 8.12(b) or elsewhere in this Agreement, none of the Debt Financing Sources and their current and future direct or indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, representatives (including legal counsel), members, managers, general or limited partners, stockholders, or assignees shall have any liability to the Company or its Affiliates relating to or arising out of or in connection with this Agreement, the Debt Financing or the transactions contemplated thereby.
(c)    Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Without limiting the foregoing, each of the parties hereto agrees that it will not bring or support any action, suit or proceeding of any kind, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the transactions contemplated hereby, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 8.13 relating to the waiver of jury trial shall apply to any such action, suit or proceeding.

Section 8.13    Waiver of Jury Trial. EACH PARTY HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUIT, ACTION OR OTHER PROCEEDING AGAINST THE DEBT FINANCING SOURCES UNDER THE DEBT FINANCING DOCUMENTS). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO

ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.13.
Section 8.14    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

TIPTREE OPERATING COMPANY, LLC

By:	/s/ Geoffrey N. Kauffman
	Name:	Geoffrey N. Kauffman
	Title:	President and Chief Executive Officer

CAROLINE HOLDINGS LLC

By: /s/ Geoffrey N. Kauffman _____________________________________
Name: Geoffrey N. Kauffman
Title: President and Chief Executive Officer

CAROLINE MERGER SUB, INC.

By:	/s/ Geoffrey N. Kauffman
	Name:	Geoffrey N. Kauffman
	Title:	President and Chief Executive Officer

FORTEGRA FINANCIAL CORPORATION

By:	/s/ Richard S. Kahlbaugh
	Name:	Richard S. Kahlbaugh
	Title:	Chairman, President and Chief Executive Officer

Signature Page to Merger Agreement

ANNEX I
Index of Defined Terms

Term	Section

Acceptable Confidentiality Agreement	Section 4.02(c)
Acquisition Agreement	Section 4.02(b)
Acquisition Transaction	Section 4.02(e)(iii)
Affiliate	Section 8.03
Agents	Section 4.02(a)
Agreement	Preamble
Alternative Financing	Section 5.14(b)
Antitrust Division	Section 5.03(b)(i)
Antitrust Laws	Section 5.03(b)(ii)
Appraisal Shares	Section 2.02
Balance Sheet	Section 3.01(e)(v)
Balance Sheet Date	Section 3.01(e)(v)
Bankruptcy and Equity Exceptions	Section 3.01(c)(i)
Base Premium	Section 5.04(b)
Board	Preamble
Book-Entry Shares	Section 2.01(c)
Cancelled Shares	Section 2.01(a)(i)
Cash Out Options	Section 2.03(b)(i)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.03(b)(ii)
Common Stock	Preamble
Common Stock Certificate	Section 2.01(c)
Commonly Controlled Entity	Section 3.01(l)(i)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(f)
Company Benefit Plans	Section 3.01(l)(i)
Company Copyrights	Section 3.01(o)
Company Disclosure Schedule	Section 3.01
Company Intellectual Property	Section 3.01(o)(ix)
Company Lease	Section 8.03
Company Marks	Section 3.01(o)
Company Patents	Section 3.01(o)
Company Pension Plan	Section 3.01(l)(i)
Company Recommendation	Section 3.01(c)(i)
Company SEC Documents	Section 3.01(e)(i)
Company Statutory Filings	Section 3.01(e)(iii)
Company Subsidiary	Section 8.03

Term	Section
Company Subsidiary Securities	Section 3.01(b)(viii)
Company’s Knowledge	Section 8.03
Confidentiality Agreement	Section 5.02(b)
Continuing Employees	Section 5.08(a)
Contract	Section 3.01(c)(ii)
Data	Section 3.01(o)(ix)
DGCL	Preamble
Distributor	Section 3.01(p)(viii)
Effective Time	Section 1.03
End Date	Section 7.01(b)(i)
Environment	Section 3.01(j)
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(i)
Exchange Act	Section 3.01(d)
Filed Company SEC Documents	Section 3.01
FTC	Section 5.03(b)(i)
GAAP	Section 3.01(e)(ii)
Go Shop End Date	Section 4.02(c)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 8.03
Holdings	Preamble
HSR Act	Section 3.01(d)
Indebtedness	Section 8.03
Indemnitee(s)	Section 5.04(a)
Indenture	Section 5.12
Industry	Section 8.03
Information Statement	Section 3.01(d)(iii)
Intellectual Property Rights	Section 3.01(o)(ix)
IRS	Section 3.01(l)(ii)
IT Systems	Section 3.01(o)(ix)
Knowledge of the Company	Section 8.03
Laws	Section 8.03
Leased Real Property	Section 8.03
Licenses In	Section 3.01(o)
Licenses Out	Section 3.01(o)
Liens	Section 3.01(c)(ii)
Losses	Section 5.13(b)
Material Adverse Change	Section 8.03
Material Adverse Effect	Section 8.03
Material Company Permits	Section 3.01(i)
Material Contract	Section 3.01(h)
Material Reinsurance Agreements	Section 3.01(r)
Merger	Preamble
Merger Sub	Preamble

Term	Section
Merger Consideration	Section 2.01(c)
Merger Sub Common Stock	Section 2.01
NYSE	Section 3.01(d)(v)
Option Cash Amount	Section 2.03(b)(i)
Parent	Preamble
Parent Material Adverse Effect	Section 8.03(k)
Paying Agent	Section 2.05(a)
Permits	Section 8.03
Permitted Liens	Section 8.03
Person	Section 8.03
Preferred Stock	Section 3.01(b)(i)
Proxy Statement	Section 5.01(b)
Regulatory Filings	Section 3.01(p)(vi)
Reinsurance Agreements	Section 3.01(r)
Required Governmental Authorizations	Section 3.01(d)
Restraints	Section 6.01(d)
Restricted Stock	Section 2.03(a)
Reverse Termination Fee	Section 7.03(c)
SAP	Section 3.01(e)(iii)
SEC	Section 3.01(d)
Securities Act	Section 3.01(e)(i)
Stockholder Approval	Section 8.03
Stockholder Consent	Section 5.01(a)
Stockholder Consent Delivery Period	Section 5.01(a)
Stockholders’ Meeting	Section 5.01(b)
Stock Options	Section 3.01(b)(i)(C)
Stock Option Plans	Section 3.01(b)(i)(C)
Subsidiary	Section 8.03
Superior Proposal	Section 4.02(e)(ii)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(e)(i)
tax or taxes	Section 3.01(m)(xi)
taxing authority	Section 3.01(m)(xi)
tax returns	Section 3.01(m)(xi)
Termination Fee	Section 7.02(a)
Third Party IP Rights	Section 3.01(o)(iv)
Trade Secrets	Section 3.01(o)(ix)
Transaction	Preamble
Willis Capital Markets	Section 3.01(t)

EXHIBIT A

[Amended and Restated Certificate of Incorporation]

EXHIBIT B

FORTEGRA FINANCIAL CORPORATION
Form of
Written Consent of Stockholders
In Lieu of Meeting

The undersigned (the “Stockholders”), being the holders of a majority of the issued and outstanding shares of common stock of Fortegra Financial Corporation, a Delaware corporation (the “Company”), hereby irrevocably consent in writing, pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by Article Eighth of the Third Amended and Restated Certificate of Incorporation of the Company, to the following actions and adoption of the following resolutions by written consent in lieu of a meeting of stockholders of the Company:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 11, 2014, by and among the Company, Tiptree Operating Company, LLC, a Delaware limited liability company (“Parent”), Caroline Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings”) and Caroline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub”), a copy of which has been provided to the undersigned Stockholders and is attached hereto as Annex A (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Appraisal Shares) will be converted into the right to receive $10.00 in cash, without interest and subject to any withholding of taxes required by applicable Law (the “Merger Consideration”);

WHEREAS, the Board of Directors of the Company has received the opinion of Willis Securities, Inc., dated as of the date of the Merger Agreement, addressed to the Board of Directors of the Company, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares pursuant to the terms and subject to the conditions set forth in the Merger Agreement is fair, from a financial point of view, to such holders;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger Agreement is in the best interests of the Company and its stockholders and declared the Merger Agreement and the transactions contemplated thereby advisable, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend adoption and approval of the Merger

Agreement and the transactions contemplated thereby, including the Merger, by the holders of the Shares, upon the terms and subject to the conditions set forth therein;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL; and

WHEREAS, pursuant to the Merger Agreement and in accordance with Section 251(d) of the DGCL, the Board of Directors of the Company has the power to terminate the Merger Agreement under certain circumstances after the Stockholder Approval is obtained by this written consent, upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED as follows:

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby adopted, authorized, accepted and approved in all respects, and that the undersigned Stockholders hereby vote all of the shares of capital stock of the Company held by such Stockholders and entitled to vote thereon in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, that the undersigned Stockholders hereby expressly waive in all respects, and shall not assert, any and all rights of appraisal (and otherwise) under Section 262 of the DGCL in connection with the Merger;

FURTHER RESOLVED, that the undersigned Stockholders hereby waive any and all notice requirements, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent; and

FURTHER RESOLVED, that a copy of this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be irrevocable and filed with the minutes of the proceedings of the stockholders of the Company.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent as of the date written above.

[STOCKHOLDER]

By Name: Title:

[STOCKHOLDER]

By Name: Title:

[STOCKHOLDER]

By Name: Title: